                            ASSET PURCHASE AGREEMENT


                                 by and between


                               CLASS RINGS, INC.,

                                    as Buyer


                                       and


                               CJC Holdings, Inc.

                                       and

                            CJC North America, Inc.,

                                    as Seller



                                  May 20, 1996

                                TABLE OF CONTENTS

                                    ARTICLE I

                       TRANSFER OF ASSETS AND LIABILITIES

1.1      Purchase of Seller's Assets...............................     1
1.2      Assumed Liabilities.......................................     6
1.3      Excluded Liabilities. ....................................     7
1.4      Purchase Price............................................     7
1.5      Determination of Adjusted Working Capital. ...............     8
1.6      Payment of Adjusted Purchase Price. ......................     9
1.7      Allocation of Purchase Price. ............................    10
1.8      Prorations. ..............................................    10
1.9      Escrow. ..................................................    11

                                   ARTICLE II

                                     CLOSING

2.1      The Closing...............................................    12
2.2      Deliveries by Seller......................................    12
2.3      Deliveries by Buyer.......................................    14

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

3.1      Corporate Organization....................................    15
3.2      Authorization.............................................    15
3.3      No Violations; No Consents or Approvals Required..........    16
3.4      Financial Statements......................................    16
3.5      Absence of Undisclosed Liabilities........................    17
3.6      Absence of Certain Changes................................    17
3.7      Title to Properties and Related Matters...................    18
3.8      Intellectual Property.....................................    19
3.9      Litigation................................................    20
3.10     Compliance with Applicable Law............................    20
3.11     Brokers and Finders.......................................    20
3.12     Powers of Attorney........................................    20
3.13     Labor and Employment......................................    20

3.14     Employee Benefits.........................................    21
3.15     Asset Maintenance.........................................    21
3.16     Contracts.................................................    22
3.17     Environmental.............................................    22
3.18     Taxes.....................................................    23
3.19     Accounts Payable..........................................    24
3.20     Customers and Suppliers...................................    24
3.21     Assets Constituting the Business..........................    24
3.22     Cost Savings Assumptions..................................    25

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

4.1      Corporate Organization....................................    25
4.2      Authorization.............................................    25
4.3      No Violations; No Consents or Approvals Required..........    25
4.4      Brokers and Finders.......................................    26
4.5      Financing.................................................    26
4.6      Litigation Affecting Buyer................................    26
4.7      Fraudulent Conveyance/Fraudulent Transfer Matters.........    27
4.8      T&C Transaction...........................................    27

                                    ARTICLE V

                                    COVENANTS

5.1      Conduct of the Business Pending the Closing...............    27
5.2      Access to Information.....................................    29
5.3      Reasonable Best Efforts...................................    30
5.4      Public Announcements......................................    31
5.5      Hart-Scott-Rodino Filing..................................    32
5.6      Mexican Subsidiary........................................    32
5.7      Post Closing Confidentiality..............................    32
5.8      Environmental Assessment..................................    32
5.9      Update of Schedules.......................................    33
5.10     Taxes.....................................................    35
5.11     Audited Financials........................................    35
5.12     Noncompetition............................................    35
5.13     T&C Agreement.............................................    36

                                   ARTICLE VI

                       PERSONNEL, EMPLOYMENT ARRANGEMENTS
                              AND EMPLOYEE BENEFITS

6.1      Personnel.................................................    37
6.2      401(k) Plan...............................................    37
6.3      Other Seller Welfare Benefit Plans........................    38
6.4      Vacation..................................................    38
6.5      Payroll Issues............................................    39
6.6      Workers Adjustment and Retraining Notification Act........    39
6.7      Cooperation of the Parties................................    39
6.8      Employee Rights...........................................    39
6.9      Employment Agreements.....................................    39
6.10     Limitations. .............................................    39

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

7.1      General Conditions........................................    40
7.2      Conditions to Obligations of Seller.......................    40
7.3      Conditions to Obligations of Buyer........................    40

                                  ARTICLE VIII

                                   TERMINATION

8.1      Termination...............................................    42
8.2      Notice of Termination.....................................    43
8.3      Effect of Termination.....................................    43

                                   ARTICLE IX

                           SURVIVAL OF REPRESENTATIONS
                         AND WARRANTIES; INDEMNIFICATION

9.1      Survival..................................................    43
9.2      Indemnification by Seller.................................    43
9.3      Indemnification by Buyer..................................    43
9.4      Limitation of Liability...................................    44

9.5      Notice and Right to Defend................................    44
9.6      Remedies Exclusive........................................    45

                                    ARTICLE X

                                  MISCELLANEOUS

10.1     Expenses, Taxes...........................................    45
10.2     Further Assurances........................................    46
10.3     Notices...................................................    46
10.4     Headings..................................................    47
10.5     Applicable Law............................................    47
10.6     Assignability.............................................    47
10.7     Counterparts..............................................    47
10.8     Entire Agreement..........................................    48
10.9     Severability..............................................    48
10.10    Bulk Sales Laws...........................................    48
10.11    Amendment.................................................    48
10.12    Waiver....................................................    48


EXHIBITS

      Exhibit "A"  -  Allocation of Purchase Price
      Exhibit "B"  -  Transition Services Agreement

SCHEDULES

      Schedule 1.1(a)(iii)    Contracts
      Schedule 1.1(a)(iv)     Patents, Trademarks, Tradenames,
                               Service Marks, Etc.
      Schedule 1.1(a)(vi)     Real Property
      Schedule 1.1(a)(vii)    Leases
      Schedule 1.1(a)(xiii)   Capital Stock of Subsidiaries
      Schedule 1.4            Base Working Capital Statement
      Schedule 1.4(a)         Inventory Valuation
      Schedule 3.1(b)         Subsidiary Capital Stock Liens
      Schedule 3.3            Violations, Consents or Approvals
      Schedule 3.4(b)         Interim Financials - Non-GAAP Presentations
      Schedule 3.4(c)         Liabilities and Obligations
      Schedule 3.5            Liabilities not Otherwise Disclosed
      Schedule 3.6            Absence of Certain Changes
      Schedule 3.7            Contested Liens
      Schedule 3.8            Intellectual Property
      Schedule 3.9            Litigation
      Schedule 3.10           Compliance
      Schedule 3.12           Powers of Attorney
      Schedule 3.13           Labor and Employment
      Schedule 3.14           Employment Benefits
      Schedule 3.15           Asset Maintenance
      Schedule 3.17           Environmental Compliance
      Schedule 5.3            Cost of Additional Employees
      Schedule 6.4            Vacation Policy
      Schedule 6.9            Executives

                              INDEX OF DEFINITIONS


Definition                                                               Page
                                                                         ----
ABC Contract..........................................................     3
Accountants...........................................................     9
Adjusted Working Capital..............................................     8
Agreement.............................................................     1
Assets................................................................     1
Assumed Liabilities...................................................     6
Assumption Agreement..................................................    14
Balance Sheet.........................................................    17
Base Working Capital Statement........................................     8
Basket................................................................    33
Bridal Business.......................................................     4
Business..............................................................     1
Buyer.................................................................     1
Buyer Agreements......................................................    25
Buyer Medical Plans...................................................    38
Buyer Welfare Plan....................................................    38
Buyer's 401(k) Plan...................................................    37
CJCNA.................................................................     1
Closing...............................................................    12
Closing Date..........................................................    12
Code..................................................................    21
Consultation Period...................................................    32
Contracts.............................................................     2
Current Assets........................................................     8
Current Liabilities...................................................     8
Damages...............................................................    43
Economic Impact.......................................................    33
Employees.............................................................    11
Environmental Claim...................................................    22
Environmental Laws....................................................    22
Environmental Liabilities.............................................    22
ERISA.................................................................    38
ESA...................................................................    32
Escrow Agreement......................................................    11
Escrow Amount.........................................................    11
Estimated Working Capital.............................................     8
Excluded Assets.......................................................     3

Excluded Liabilities..................................................     7
Final Allocation......................................................    10
Financial Statements..................................................    17
Hazardous Materials...................................................    22
HSR Act...............................................................    16
Intellectual Property.................................................     2
Interim Changes.......................................................    10
Lease Agreement.......................................................    13
Lease(s)..............................................................     2
License Agreement.....................................................    12
Liens.................................................................    19
Permits...............................................................     3
Permitted Liens.......................................................    19
Pre-Closing Tax Period................................................    24
Proposal..............................................................    36
Purchase Price........................................................     7
Real Property.........................................................     2
Release...............................................................    23
Relevant Group........................................................    24
Restricted Area.......................................................    36
Restricted Business...................................................    36
Seller................................................................     1
Seller Agreements.....................................................    15
Seller Plan...........................................................    21
Seller Welfare Plans..................................................    38
Statement of Net Working Capital......................................     8
Stock.................................................................     3
Subsidiaries..........................................................    15
T&C...................................................................    26
T&C Agreement.........................................................    26
Tax...................................................................    24
Tax Returns...........................................................    24
Transferred Employees.................................................    37
Transition Services Agreement.........................................    13
Vacation Policy.......................................................    38
WARN Act..............................................................    39

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement, dated as of May 20, 1996 (the "Agreement"), is by and between CJC Holdings, Inc., a Texas corporation ("Seller"), CJC North America, Inc., a Delaware corporation and wholly-owned subsidiary of Seller ("CJCNA") and Class Rings, Inc., a Delaware corporation ("Buyer").

     Seller is one of the leading manufacturers of commemorative jewelry in the United States. It manufactures and markets high school and college class rings, gold and diamond wedding rings and other jewelry products. This Agreement sets forth the terms and conditions upon which (i) Seller and CJCNA will sell to Buyer, and Buyer will purchase from Seller and CJCNA, substantially all of the properties and assets of Seller and CJCNA associated with Seller's Class Ring Division and substantially all of the rights, claims and contracts constituting the class ring business of Seller or CJCNA (the "Business"), and (ii) Buyer will assume certain liabilities of Seller and CJCNA associated with the Business, all upon the terms and subject to the conditions set forth in this Agreement.

     In consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                       TRANSFER OF ASSETS AND LIABILITIES

     1.1 Purchase of Seller's Assets.

          (a) Except as provided in Section 1.1(c) below and subject to the terms and conditions of this Agreement, Seller shall sell, transfer, convey, assign and deliver to Buyer, or cause, as necessary, CJCNA to sell, transfer, convey, assign and deliver to Buyer, free and clear of all liens, claims and encumbrances of any kind other than Permitted Liens (as defined below) and Buyer shall purchase, acquire, assume and accept from Seller or CJCNA, all of the following properties, assets, rights, claims and contracts associated with or used or held by Seller or CJCNA for use in the operation of the Business (the "Assets"):

               (i) all machinery, motor vehicles, equipment, molds, dies and all other tangible personal property used or held for use in the Business including, without limitation, all such property constituting the Property, Plant and Equipment line item on the Balance Sheet (as defined below) plus additions or minus deletions thereto since the date of the Balance Sheet made in the ordinary course of business;

               (ii) all inventories of gold, silver and other raw materials, supplies, work in process, packaging supplies, samples, finished goods, consigned or memo goods and other inventories used or held for use in the Business including all inventory related to the Business reflected on the Balance Sheet plus additions or minus deletions thereto since the date of the Balance Sheet made in the ordinary course of the Business;

               (iii) all rights in and under contracts (including any non-competition agreements), leases of personal property, licenses, or other arrangements, purchase and sale orders and other agreements related to the ownership or operation of the Business (the "Contracts"), including, but not limited to, those Contracts listed on Schedule 1.1(a)(iii), subject to any required consents;

               (iv) all trademarks, tradenames, service marks, copyrights, patents and all registrations and applications for registrations of any of the foregoing that are related to or used or held for use in the Business, all of which are specifically identified in Schedule 1.1(a)(iv) hereto and which include the ArtCarved(R) and Keepsake(R) names and trademarks, and all inventions, trade secrets, know-how, formula and designs related to the Business, including the goodwill associated with the foregoing, and all rights and remedies against any infringement thereof (all of the foregoing referred to as the "Intellectual Property");

               (v) all accounts and notes receivable arising from the operation of the Business;

               (vi) all real property and interests therein owned by Seller, all of which are identified in Schedule 1.1(a)(vi) hereto, including all buildings, structures and improvements located thereon, fixtures located therein or appurtenant thereto and all of Seller's rights arising out of ownership or use thereof (the "Real Property");

               (vii) all of Seller's right and interest in the lease(s) of real property in connection with the Business as listed on Schedule 1.1(a)(vii) hereto or as entered into after the date hereof (with Buyer's consent) (the "Lease(s)");

               (viii) all computer equipment and computer programs (to the extent transferable) and documentation used in the Business;

               (ix) all franchises, licenses, permits or other rights granted by governmental authorities and all certificates of convenience or necessity, easements, consents, grants, rights to emission credits and other rights of every character whatsoever that are used for the lawful ownership or operation of the Business (collectively, the "Permits"), to the extent transferable;

               (x) all existing plans or designs for jewelry products at any time used in or produced or designed for use in or currently in process at or currently planned in connection with the Business;

               (xi) all books of account, records, files and invoices used in or associated with the Business, including but not limited to all production data, equipment maintenance data, employee files, accounting records, inventory records, sales and sales promotional data, advertising materials, customer lists, cost and pricing information, supplier lists, business plans, reference catalogs, environmental and engineering reports, plans and specifications, and any other records and data used in connection with the Business;

               (xii) all rights under express or implied warranties from suppliers of the Business (to the extent transferable in accordance with applicable law) except to the extent related to Excluded Liabilities (as defined below);

               (xiii) all of the capital stock (the "Stock") owned by Seller in each of the Subsidiaries listed on Schedule 1.1(a)(xiii) hereto other than CJCNA;

               (xiv) cash received by or for account of Seller whether as cash, check or lock box deposit or otherwise after the Closing Date attributable to the purchased Assets; and

               (xv) all other assets (other than the Excluded Assets, as defined below) used or usable in the conduct of the Business, including, without limitation, the goodwill related to the Business.

          (b) Subject to the terms and conditions of this Agreement, CJCNA shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire, assume and accept from CJCNA, subject to any required consent, all rights in and under that certain contract dated April 5, 1994, between CJCNA and the American Bowling Congress, Inc. as amended by letter dated October 19, 1995 (the "ABC Contract"). For all purposes of this Agreement, the defined terms "Contracts" and "Assets" shall include the ABC Contract.

          (c) Notwithstanding anything to the contrary in Section 1.1(a), the Assets shall exclude the following (the "Excluded Assets"):

               (i) cash and cash equivalents (except cash received by or for account of Seller whether as cash, check or lock box deposit or otherwise after the Closing Date attributable to the purchased Assets), bank accounts, lock boxes and other similar accounts and marketable securities;

               (ii) any insurance policies relating to the Assets or the Business including premium adjustments, retrospective rating adjustments and prepaid insurance premiums;

               (iii) all past, present or future claims, choses in action and rights or actions by Seller or CJCNA against third parties relating to the Assets or the operations of the Business prior to the Closing Date except to the extent related to, or arising out of the same circumstances or events as, an Assumed Liability and relating to Buyer's ability to perform the Assumed Liabilities or assert a claim of Buyer with respect to Buyer's operation or ownership of the Business after Closing;

               (iv) the Permits and the Contracts to the extent not lawfully transferable;

               (v) all claims for refunds of taxes and other government charges or assessments arising from or pertaining to periods, activities, operations or events occurring on or prior to the Closing Date relating to Seller or CJCNA;

               (vi) the $1,500,000 on deposit with Bracewell & Patterson,
L.L.P.;

               (vii) all of the issued and outstanding capital stock of CJCNA;

               (viii) all employment contracts and all other agreements with directors and/or executive officers of Seller or of any Subsidiary; and

               (ix) all assets, properties, rights, claims, contracts and agreements of Seller relating exclusively to Seller's Bridal Division and Seller's business of designing, manufacturing and marketing various bridal jewelry rings ("Bridal Business"), excluding the Keepsake(R) trademark and any real property listed on Schedule 1.1(a)(vi), but including:

                    (1) all of the issued and outstanding capital stock of CJC Heritage, Inc., a Delaware corporation;

                    (2) the machinery, fixtures, equipment, and all other tangible personal property used exclusively in or identified exclusively with the Bridal Business and all spare or replacement parts for any of the foregoing equipment;

                    (3) all inventories of gold, silver, colored stones, diamonds and other raw materials, supplies, work in process, packaging supplies, samples, finished goods, consigned or memo goods and other inventories sold or held exclusively for use in the Bridal Business;

                    (4) all rights and benefits of the Seller in and under the contracts (including any non-competition agreements and equipment maintenance agreements), leases of personal property, licenses, purchase and sale orders and other agreements related exclusively to the ownership and operation of the Bridal Business;

                    (5) those trademarks, tradenames, service marks, copyrights, copyright applications, patents, patent applications, service mark applications, trademark applications, inventions, manufacturing techniques, trade secrets, logos, slogans, proprietary processes and formulae and all other proprietary, technical and other information and intellectual proprietary rights, whether patentable or unpatentable, that relate to, or have been used exclusively in connection with the Bridal Business and are not expressly included in the Assets;

                    (6) all accounts and notes receivable arising exclusively from the operation of the Bridal Business;

                    (7) all books of account, records, files and invoices which relate to or are or were used exclusively in the Bridal Business, including but not limited to all production data, equipment maintenance data, accounting records, inventory records, sales and sales promotional data, advertising materials, customer lists, cost and pricing information, correspondence, supplier lists, business plans, reference catalogs, computer records, files and programs and any other records and data used exclusively in the Bridal Business;

                    (8) all rights under express or implied warranties from suppliers of the Bridal Business;

                    (9) all computer hardware and software and documentation used exclusively in the Bridal Business, including the IBM AS/400

     Model E45 computer (Serial Number 1030452) used in the Bridal Business and located at 7211 Circle S Road, Austin, Texas;

                    (10) all existing plans or designs for bridal jewelry rings, and all styles, drawings, specifications, samples, tools, dies, molds, models and hubs for such rings which are or have been used exclusively in connection with the Bridal Business;

                    (11) the goodwill related to the Bridal Business;

                    (12) all stationery, purchase orders, forms, invoices, labels, shipping material, catalogs, brochures, art work, photographs and advertising materials of Seller which primarily relate to or are used exclusively in the Bridal Business; and

                    (13) the gold "put option" issued by Chemical Bank and held by Texas Commerce Bank, N.A., as a price hedge, the value of which is carried on the books of the Bridal Division as a miscellaneous deposit.

          (d) The title to, possession of and risk of loss, destruction or damage with respect to the Assets shall pass to Buyer as of the Closing; provided, however, that this Section 1.1 shall not diminish, limit or otherwise impair in any manner Buyer's or Seller's rights under the other provisions of this Agreement or the instruments, agreements, certificates and documents to be executed and delivered in connection herewith that apportion liability between the parties with respect to events, occurrences, omissions or other matters arising or occurring during specific periods.

     1.2  Assumed Liabilities.

     As partial consideration for consummation of the transactions contemplated hereby, at the Closing, Buyer shall assume and agree thereafter to perform when due and discharge, the following debts, obligations and liabilities of Seller relating to the Business or the Assets and any obligations and liabilities of CJCNA under the ABC Contract, in each case whether known, unknown, fixed, contingent, or otherwise (the "Assumed Liabilities"):

          (a) the obligations of Seller to honor cash discounts, dating terms and prepaid orders to the extent reflected in the accounts receivable of the Business outstanding as of the Closing Date;

          (b) those liabilities, obligations, costs and expenses arising out of or relating to the operation or ownership of the Assets or the Business by Buyer or its assignees after the Closing Date or which relate to or arise out of the performance by Buyer or its assignees of the Contracts, Leases and Permits (other than Excluded Assets) after the Closing Date to the extent that such Contracts, Leases and Permits are assigned to Buyer hereunder in compliance with any required consents of other parties or consents or approvals of governmental authorities, or to the extent that Buyer is otherwise obtaining equivalent benefits thereunder, those liabilities, obligations, costs or expenses specifically related to the benefits received by Buyer but only to the extent not otherwise incurred or required to be paid by Buyer;

          (c) the accounts payable and all other liabilities of Seller included in the determination of Adjusted Working Capital pursuant to Section 1.5;

          (d) the obligations of Seller incurred in the ordinary course of business as a bailee to hold, store or retain finished goods located at any facility of the Business for customers who have previously purchased such goods;

          (e) the liabilities and obligations of Seller, if any, relating to Seller's employees, to be assumed by Buyer as provided in Article VI; and

          (f) all obligations and responsibilities of Seller for all production warranties, repairs and customer returns related to the ownership or operation of the Assets or the Business prior to and after the Closing Date.

     1.3 Excluded Liabilities. Seller shall retain all debts, liabilities, obligations and commitments arising out of or related to (i) the ownership or operation of the Assets or the Business by Seller on or prior to the Closing Date (other than the Assumed Liabilities), (ii) all agreements, including all employment agreements, with directors and/or officers of Seller or of any Subsidiary, (iii) any insurance policies relating to the Assets or the Business, and (iv) all other assets and businesses of Seller, whether prior to or after Closing, including, without limitation, the assets and operations of Seller's Bridal Division (the foregoing items (i) through (iv) being collectively referred to as the "Excluded Liabilities").

     1.4 Purchase Price. Subject to adjustment in accordance with Section 1.5 and Section 5.9, the purchase price (the "Purchase Price") payable in consideration for the Assets (in addition to the assumption of the Assumed Liabilities) shall be an amount equal to the sum of (a) One Hundred Two Million, Eight Hundred Thousand Dollars ($102,800,000.00) plus (b) the Adjusted Working Capital. Buyer will pay to Seller at Closing, by wire transfer in immediately available funds to an account designated by Seller, an amount equal to the sum of (x) Seller's good faith estimate of the Adjusted Working Capital, which estimate shall be delivered to Buyer not less than one (1) business day prior to the Closing Date (the "Estimated Working Capital"), plus (y) One Hundred Two Million, Eight Hundred Thousand Dollars ($102,800,000.00). "Adjusted Working Capital" shall be defined as Current Assets of the Business less Current Liabilities of the Business. "Current Assets" shall include only (i) accounts receivable, (ii) inventory (valued as set forth in Schedule 1.4(a)), (iii) prepaid expenses (but excluding prepaid insurance) and (iv) monies on deposit with others except those deposits that constitute Excluded Assets; in the case of each of items (i) through (iv) above, such items shall be included in "Current Assets" only to the extent included in those general ledger accounts on the statement of working capital as of August 26, 1995, set forth on Schedule 1.4 attached hereto (the "Base Working Capital Statement"). "Current Liabilities" shall include only (i) accounts payable and (ii) accrued expenses (other than accrued payroll and payroll taxes) relating only to the Assets or the Business; in the case of each of items (i) and (ii) above, such items shall be included in "Current Liabilities" only to the extent included in those general ledger accounts set forth on the Base Working Capital Statement. In connection with the foregoing, a physical count shall be taken of Seller's gold and precious stone inventory on the Closing Date at which Buyer shall have a representative present. Such physical inventory shall fix the quantity (by weight, quality and carats, as applicable) of such items in inventory for purposes of determining a value thereof and which value shall be precisely calculated for inclusion in the Statement of Net Working Capital in Section 1.5 below.

     1.5 Determination of Adjusted Working Capital.

          (a) As promptly as practical after the Closing Date, and in any event no later than forty-five (45) days thereafter, Seller shall prepare and deliver to Buyer an unaudited statement of working capital with respect to the Business as of the Closing Date (the "Statement of Net Working Capital"), showing the Adjusted Working Capital which shall have been prepared by Seller from its books and records in accordance with generally accepted accounting principles applied in a manner consistent with the principles used in the preparation of the Base Working Capital Statement, except for the valuation of inventory, which will be in accordance with Schedule 1.4(a). In connection with the foregoing, a physical inventory of the inventory of the Business will be taken on the Closing Date. Buyer shall be allowed to have a representative present for the taking of inventory and to observe the procedures for determining the Statement of Net Working Capital.

          (b) After delivery to Buyer of the Statement of Net Working Capital, Buyer and its representatives shall be afforded the opportunity to review and inspect all of the financial records, work papers, schedules and other supporting papers relating to the preparation of the Statement of Net Working Capital and to consult with Seller and its representatives, if necessary, regarding the methods used in the preparation of the Statement of Net Working Capital.

          (c) The Adjusted Working Capital as shown on the Statement of Net Working Capital prepared by Seller shall be final, conclusive and binding for purposes of this Agreement, unless Buyer shall give written notice of disagreement therewith within twenty (20) business days following its receipt of the Statement of Net Working Capital, specifying in reasonable detail the nature and extent of such disagreement. Buyer shall not be permitted to give a notice of disagreement with respect to the Statement of Net Working Capital prepared by Seller unless the amount in dispute exceeds Fifty Thousand Dollars ($50,000).

          (d) If within twenty (20) business days following receipt by Seller of a notice of the type referred to in subsection (c) above, Seller and Buyer are unable to resolve any disagreement with respect to the Statement of Net Working Capital so that the amount still disputed exceeds Fifty Thousand Dollars ($50,000), the disagreement shall be submitted for resolution to the independent public accounting firm of Price Waterhouse ("Accountants") which shall act as an arbitrator to determine and resolve only those issues still in dispute. The Accountants' resolution shall be made within thirty (30) days of the submission of the dispute, shall be prepared in accordance with this Agreement and in a manner which is consistent with the principles used in the preparation of the Balance Sheet, shall be set forth in a written statement delivered to Seller and Buyer, and shall be final, conclusive and binding on Seller and Buyer.

          (e) The fees and expenses of the Accountants in connection with the resolution referred to in subsection (d) above shall be shared between Seller and Buyer as follows: each party shall pay such portion of the fees and expenses equal to the proportion determined by (1) a numerator equal to the positive difference between such party's submitted amount and the Accountants' determined amount and (2) a denominator equal to the sum of such positive difference for both parties. Otherwise, Buyer and Seller shall each pay its own costs incurred in connection with this Section 1.5, including the fees and expenses of their respective accountants, if any.

     1.6 Payment of Adjusted Purchase Price. Promptly following the final resolution of the Adjusted Working Capital as provided in Section 1.5, but in no event later than ten (10) days after such resolution, either:

          (a) Buyer shall wire transfer in immediately available funds to Seller the amount by which the Adjusted Working Capital exceeds the Estimated Working Capital; or

          (b) Seller shall wire transfer to Buyer in immediately available funds the amount by which the Estimated Working Capital exceeds the Adjusted Working Capital.

Any payment required to be made pursuant to this Section 1.6 shall be made together with interest thereon from the date immediately after the Closing Date to the date of payment at the rate of interest per annum equal to the prime rate in effect on the Closing Date as reported in The Wall Street Journal. All wire transfers hereunder shall be to such accounts as the recipient thereof may designate in writing for that purpose.

     1.7 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets based on their fair market value in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Buyer shall prepare such an allocation of the Purchase Price and deliver such allocation to Seller not later than ten (10) days before the Closing Date (the "Pre-closing Allocation"), a copy of which shall be attached hereto as Exhibit "A." The Pre-closing Allocation shall be binding and conclusive (with such changes as may be necessary to reflect changes in current assets between the date of the financial statements on which the Pre-closing Allocation was based and the Closing Date (any such changes, the "Interim Changes")) provided that there is a reasonable basis for such allocation under Section 1060 of the Code and the Treasury Regulations thereunder. Buyer shall deliver to Seller within 45 days after the Closing Date a final allocation of the Purchase Price, which shall reflect the Pre-closing Allocation revised to include the Interim Changes (the "Final Allocation"). Seller and Buyer agree to complete IRS Form 8594 consistently with the Final Allocation and to furnish each other with a copy of such form prepared in draft form not later than 45 days prior to the filing due date of such form. Neither Seller nor Buyer shall file any Tax Return or take a position with any taxing authority that is inconsistent with the Final Allocation.

     1.8 Prorations.

          (a) Utilities; Taxes. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) days thereafter, to the extent not included in the calculation of Adjusted Working Capital, the water, gas, electricity and other utilities, local business or other license fees or taxes, common area expenses charged under the Leases, and other similar periodic charges shall be prorated between Buyer and Seller effective as of 8:00 a.m. on the Closing Date. To the extent practicable, and to the extent not included in the calculation of Adjusted Working Capital, utility meter readings for any Leases shall be determined as of the Closing Date.

          (b) Property Taxes. Notwithstanding anything herein to the contrary and except to the extent included in the calculation of Adjusted Working Capital, any taxes (other than payroll taxes) not measured or measurable, in whole or in part, by net or gross income or receipts (including, but not limited to, real or personal property or ad valorem taxes) imposed on the Assets that relate to a tax period beginning before the Closing Date and ending after the Closing Date shall be apportioned as of the Closing Date such that Seller shall be liable for (and shall reimburse Buyer to the extent that Buyer shall have paid) that portion of such taxes relating to, or arising in respect to, periods on or prior to the Closing Date and Buyer shall be liable for (and shall reimburse Seller to the extent Seller shall have paid) that portion of such taxes relating to, or arising in respect to, periods after the Closing Date. Should any amounts to be prorated not have been finally determined on the Closing Date, a mutually satisfactory estimate of such amounts made on the basis of Seller's records shall be used as a basis for settlement at Closing, and the amount finally determined will be prorated as of the Closing Date and appropriate settlement made as soon as practicable after such final determination.

          (c) Rents. Seller shall prepay rental payments due under the Leases through the end of the calendar month in which the Closing Date occurs, but to the extent not included in the calculation of Adjusted Working Capital, Buyer shall reimburse Seller for such rent attributable to the period from and including the Closing Date through the end of such month as part of the post-Closing proration procedure described in subsection (a) above.

          (d) Payroll and Payroll Taxes. Seller shall be liable for (and shall reimburse Buyer to the extent that Buyer shall have paid) that portion of such payroll expenses and payroll taxes related to Seller's employees employed primarily in Seller's Class Ring Division, administrative or executive offices ("Employees") for the period prior to the Closing Date and Buyer shall be liable for (and shall reimburse Seller to the extent Seller shall have paid) that portion of such payroll expenses and payroll taxes relating to, or arising in respect to, the period on or after the Closing Date, but only to the extent not included in the calculation of Adjusted Working Capital. Should any amounts to be prorated not have been finally determined on the Closing Date, a mutually satisfactory estimate of such amounts made on the basis of Seller's records shall be used as a basis for settlement at Closing, and the amount finally determined will be prorated as of the Closing Date and appropriate settlement made as soon as practicable after such final determination.

          (e) Survey Costs and Title Insurance. The following expenses related to the transfer of the Real Property pursuant to this Agreement shall be paid one-half by Buyer and one-half by Seller: (1) survey costs, (2) title insurance premiums, (3) recording fees, (4) title company escrow fees, (5) miscellaneous title company charges, and (6) tax statements/certificates.

     1.9 Escrow. On the Closing Date, Buyer and Seller shall enter into an Escrow Agreement in form and substance reasonably satisfactory to Seller and Buyer ("Escrow Agreement") pursuant to which Seller shall deposit Three Million Dollars ($3,000,000 ) ("Escrow Amount") with a mutually satisfactory escrow agent to be chosen by the parties solely for purposes of Seller's indemnification obligations under Section 9.2(c).

                                   ARTICLE II

                                     CLOSING

     2.1 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 9:00 a.m., at the offices of Schulte Roth & Zabel, 900 Third Avenue, New York, New York, on a date mutually agreed to by the parties within twenty days after all conditions to the Closing have been satisfied pursuant to Article VII hereof on a day mutually agreed by the parties hereto, or at such other time, at such other place or on such other date as the parties hereto may agree ("Closing Date").

     2.2 Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Buyer the following:

          (a) a duly executed license agreement ("License Agreement") in form and substance satisfactory to Buyer and Seller whereby Buyer grants Seller a worldwide royalty-free license to use the ArtCarved(R) trademark and trade name in connection with the orderly liquidation of Seller's Bridal Division, which license shall not be assignable and shall be for a limited life sufficient to allow for the orderly liquidation of Sellers' Bridal Division;

          (b) a duly executed bill of sale, in form and substance satisfactory to Buyer and Seller;

          (c) instruments of assignment and transfer with respect to the Contracts, Leases and Intellectual Property and, to the extent transferable, the Permits in form and substance reasonably satisfactory to Buyer;

          (d) warranty deeds with respect to the Real Property subject to the Permitted Liens;

          (e) all such other endorsements, assignments and other instruments of transfer as, in the reasonable opinion of Buyer's counsel, are necessary to vest in Buyer title to the Assets to be transferred to it pursuant to this Agreement;

          (f) duly endorsed title certificates to all motor vehicles included in the Assets;

          (g) an opinion of Bracewell & Patterson, L.L.P., counsel to Seller, usual and customary for commercial transactions of the type contemplated by this Agreement and in form and substance reasonably satisfactory to Buyer;

          (h) a certificate, dated as of the Closing Date, of an authorized officer of Seller certifying as to the matters specified in Section 7.3(a);

          (i) a duly executed Transition Services Agreement substantially in the form attached as Exhibit "B" hereto ("Transition Services Agreement") whereby Buyer agrees for a monthly fee to perform certain administrative and management services for Seller's Bridal Division;

          (j) such lien releases and UCC-3 termination statements necessary to evidence the release of all liens on the Assets other than Permitted Liens;

          (k) copies of all third party and governmental consents received by Seller in connection with the transfer of the Assets;

          (l) a duly executed certificate of non-foreign status consistent with
Section 1.1445-2(b)(2)(iii)(B) of the United States Treasury Regulations;

          (m) to the extent that Buyer's offers of employment pursuant to
Section 6.9 below are accepted, termination agreements relating to Seller's employment agreements with Seller's executives identified in Schedule 6.9 hereto;

          (n) a duly executed Escrow Agreement;

          (o) an owners title insurance policy with respect to each parcel of the Real Property, together with a mortgagee title insurance policy with respect to the Real Property both reasonably satisfactory to Buyer;

          (p) landlord consent and estoppel certificates, in form and substance satisfactory to Buyer, with respect to each of the Leases;

          (q) copies of the Leases, certified by Seller to be true, correct and complete;

          (r) a duly executed lease agreement, in form and substance reasonably satisfactory to Seller and Buyer ("Lease Agreement"), pursuant to which Buyer will lease to Seller the building in which the Bridal Business is located, with a monthly rental equal to $100 per month plus utilities and insurance costs relating to the building and a limited term corresponding to the liquidation of the Bridal Business, but in no event later than December 31, 1996.

     2.3 Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller the following:

          (a) immediately available funds in the amount of $102,800,000.00 plus the Estimated Working Capital plus any amounts payable by Buyer in accordance with Sections 1.8(a) and 1.8(b) less any amounts payable by Seller in accordance with Section 1.8(a) and 1.8(b), less any adjustment pursuant to Section 5.9 and less the Escrow Amount to be deposited with the escrow agent pursuant to the Escrow Agreement;

          (b) a duly executed Assumption Agreement in form and substance satisfactory to Buyer and Seller (the "Assumption Agreement") and such other good and sufficient instruments of assumption as shall be reasonably necessary to vest in Buyer as of the Closing the Assumed Liabilities;

          (c) an opinion of Schulte Roth & Zabel, counsel to Buyer, usual and customary for transactions of the type contemplated by this Agreement and in form and substance reasonably satisfactory to Seller;

          (d) a certificate, dated as of the Closing Date, of an authorized officer of Buyer certifying as to the matters specified in Section 7.2(a);

          (e) a duly executed License Agreement;

          (f) a duly executed Transitional Services Agreement;


          (g) a duly executed Escrow Agreement and the deposit of the Escrow Amount with the Escrow Agent, as defined in the Escrow Agreement; and

          (h) a duly executed Lease Agreement.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller and CJCNA, jointly and severally, hereby represent and warrant to Buyer as follows:

     3.1 Corporate Organization.

          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified or licensed as a foreign corporation authorized to do business in each jurisdiction in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified and where the failure to be so licensed or qualified would have a material adverse effect on the Business. Seller has full corporate power and authority to carry on the Business as now being conducted.

          (b) Schedule 1.1(a)(xiii) sets forth a complete and accurate list of all subsidiaries of Seller which hold assets or are engaged in the Business (the "Subsidiaries" or separately a "Subsidiary"). Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the respective state or country in which it was incorporated as indicated on
Schedule 1.1(a)(xiii) and is duly qualified or licensed as a foreign corporation authorized to do business in each jurisdiction in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified and where the failure to be so licensed or qualified would have a material adverse effect on the Business. Each Subsidiary has full corporate power and authority to carry on the Business as now being conducted. The authorized capital stock of each of the Subsidiaries is as stated in Schedule 1.1(a)(xiii), all of which shares have been duly authorized and validly issued and are fully paid and nonassessable. The capital stock of each Subsidiary is owned beneficially and of record by Seller, free and clear of all security interests, liens, charges, encumbrances and rights of others except as set forth in Schedule 3.1(b) hereto. There are no outstanding subscriptions, options, convertible securities, warrants, calls or rights of any kind (issued or granted by, or binding upon, the Seller or the Subsidiary) to purchase or otherwise acquire any assets or security of, or equity interest in, any Subsidiary the majority of the capital stock of which is owned by Seller. Except as set forth in Schedule 3.1(b) hereto, Seller has full legal right, power and authority to sell, assign and transfer the Stock to Buyer and will, upon delivery of the Stock to Buyer pursuant to the terms hereof, transfer to the Buyer good and valid title to the Stock free and clear of all liens, security interests, claims, charges, encumbrances, rights, options to purchase, voting trusts or other voting agreements and calls and commitments of every kind affecting the Stock.

     3.2 Authorization. Seller and CJCNA have full corporate power and authority to execute, deliver and perform this Agreement and, to the extent they are parties thereto, the documents to be delivered by them at the Closing pursuant to Section 2.2 (collectively, the "Seller Agreements") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Agreements by Seller and CJCNA and the consummation by Seller and CJCNA of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate action or proceeding on the part of Seller and CJCNA is necessary to authorize the execution and delivery by Seller and CJCNA of this Agreement or the Seller Agreements or the consummation by Seller and CJCNA of the transactions contemplated hereby or thereby or the performance of Seller's obligations and CJCNA's obligations hereunder and thereunder. This Agreement has been, and the Seller Agreements on the Closing Date will be, duly executed and delivered by Seller and CJCNA and this Agreement is, and on the Closing Date this Agreement and each of the Seller Agreements will be, legal, valid and binding obligations of Seller and CJCNA, enforceable against them, as applicable, in accordance with their terms, subject to applicable laws affecting creditors' rights generally and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity.

     3.3 No Violations; No Consents or Approvals Required. Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement or the Seller Agreements nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the Articles of Incorporation or By-Laws of Seller or CJCNA or any other Subsidiary, (b) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to the Business or by which any of the Assets are bound or affected or (c) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, or result in the creation of any security interest, lien, charge or encumbrance on any of the Assets pursuant to any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, permit, license, franchise, lease, contract, or other instrument or obligation to which Seller or CJCNA or any other Subsidiary is a party except, in the case of (b) and (c) above, for such conflicts, violations, breaches, defaults, terminations, cancellations and accelerations which in the aggregate will not have a material adverse effect on the Business. Except for applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or as set forth in
Schedule 3.3, no notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any governmental or regulatory authority or instrumentality or any other person is required to be submitted, made or obtained by Seller or CJCNA in connection with the execution, delivery or performance of this Agreement or the Seller Agreements and the consummation of the transactions contemplated hereby or thereby.

     3.4 Financial Statements.

          (a) Seller has previously delivered to Buyer audited balance sheet data of Seller as of the end of each of the fiscal periods ended August 31, 1990, August 31, 1991,

August 31, 1992, August 31, 1993, August 27, 1994 and August 26, 1995, and
audited related income statement data for the respective fiscal periods then ended.

          (b) Seller has delivered to Buyer (i) the unaudited balance sheet data and unaudited related income statement data of the Business for the fiscal periods ended August 31, 1991, August 31, 1992, August 31, 1993, August 27, 1994 and August 26, 1995, and (ii) certain unaudited interim monthly reports on the Business and financial statements of the Seller through February 24, 1996 (together with the financial statements described in Section 3.4(a) hereof referred to as the "Financial Statements;" and the unaudited balance sheet of the Business for the fiscal period ended August 26, 1995, is hereinafter referred to as the "Balance Sheet"). The Financial Statements fairly present the financial position of the Seller or the Business, as the case may be, as of the respective dates set forth therein and the results of operations of the Seller or the Business, as the case may be, for the respective periods or as of the respective dates set forth therein, in each case in conformity with general ly accepted accounting principles applied on a consistent basis throughout the periods involved, except as otherwise noted therein, and subject (in the case of interim financial statements referred to above) to normal year end audit adjustments none of which will be material and except as otherwise noted in
Schedule 3.4(b). Upon delivery, the audited and reviewed financial statements referenced in Section 5.11 shall not differ in any material respect from the unaudited and unreviewed financial statements referenced in clauses (b)(i) and
(b)(ii) above.

          (c) Except as set forth in Schedule 3.4(c) and except for liabilities or obligations incurred in the ordinary course of business and consistent with past practice, since the date of the Balance Sheet to the date of this Agreement, the Business has not incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) which have not been discharged prior to the date of this Agreement and which (i) are in excess of $100,000 individually or (ii) when taken together with all other such liabilities and obligations are in excess of $300,000 in the aggregate.

     3.5 Absence of Undisclosed Liabilities. There are no material liabilities or obligations of the Business (whether absolute or contingent) except for liabilities and obligations (i) reflected or adequately reserved for on the Balance Sheet, (ii) that have arisen since the date of the Balance Sheet in the ordinary course of business for the purchase and sale of supplies, inventory and advertising consistent with past practice or (iii) as expressly set forth in
Schedule 3.5 hereto.

     3.6 Absence of Certain Changes. Since the date of the Balance Sheet, the Business has been conducted only in the ordinary course, consistent with past practice. Except as set forth in Schedule 3.6, since the date of the Balance Sheet there has not been (a) any material adverse change in the condition (financial or otherwise), properties, assets, business, prospects, or results of operations of the Business, (b) any material damage, destruction or other casualty loss to, or actual or threatened forfeiture or taking of, any Assets or any property used in the Business (whether or not covered by insurance), (c) any waiver or modification by Seller or any of its Subsidiaries of any right or rights of substantial value, or any payment (direct or indirect) in satisfaction of any liability, which could, individually or in the aggregate, have a material adverse effect on the Business, (d) any change in the accounting principles, methods, practices or procedures followed by Seller or any of its Subsidiaries in connection with the Business or any change in the depreciation or amortization policies or rates theretofore adopted by Seller or any of its Subsidiaries in connection with the Business, (e) any sale, transfer, conveyance of any Asset, or grant to any party of any license, sublicense, franchise or option or other right of any nature to sell or distribute the Assets, other than sales of inventory and immaterial or obsolete Assets in the ordinary course of business consistent with past practices, (f) any increase in the rate of compensation or in the benefits payable or to become payable by Seller or any of its Subsidiaries to any employee or officer of the Business inconsistent with Seller's past practices,
(g) any declaration, setting aside or payment of any dividends, or other distributions in respect of the outstanding shares of capital stock of Seller or any of its Subsidiaries or any intracompany loans, advances or guarantees, (h) any strikes, work stoppages, slowdowns, lockouts, arbitrations or any grievances or other labor disputes pending or, to Seller's best knowledge, threatened against or involving Seller or any of its Subsidiaries, having a material adverse effect on the Business, (i) any unfair labor practice charges, grievances or complaints pending or, to Seller's best knowledge, threatened by or on behalf of any employee or group of employees of the Business, (j) any organizing activity involving Seller or any of its Subsidiaries or, to Seller's best knowledge, threatened by any labor organization or group of employees of the Business, (k) any pending or, to Seller's best knowledge, threatened dispute with any customer or supplier or any occurrence or situation or other event which, either alone or taken together with all such other events, is reasonably likely to result in any material reduction in amount of products purchased or sold or adverse change in terms or conditions of doing business with any substantial customer or supplier of the Business, or (l) any change to any business policy which change could be material to the Business, including, without limitation, advertising, marketing, pricing, purchasing, personnel, return or product acquisition policies.

     3.7 Title to Properties and Related Matters. (a) Except for liens and encumbrances which shall be removed at Closing, each of Seller and its Subsidiaries have, and upon consummation of the transactions contemplated by this Agreement, Buyer will acquire, good and indefeasible title to the Real Property and the other Assets owned by each of Seller and its Subsidiaries and Buyer will become the legal and beneficial owner of the Real Property and the other Assets, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, tenancies (except for the tenancy of Seller or any of its Subsidiaries, as applicable, under any of the Leases and the Lease Agreement), rights of occupancy of third parties, encumbrances or charges of any kind ("Liens"), except for (x) Liens created by Buyer, and (y) "Permitted Liens", which shall mean (i) Liens for taxes not yet due and payable or which are being contested in good faith through appropriate proceedings, which liens being contested, if any, are described in Schedule 3.7 hereto, (ii) title exceptions set forth in the title policies purchased in connection with the transactions contemplated hereby affecting the Real Property that do not materially adversely affect the marketability or insurability of title to the property affected or materially detract from the value of or materially interfere with the present use of the property affected, and (iii) Liens, if any, related to the Assumed Liabilities including Liens of lessors under equipment leases to be assumed by Buyer. The Real Property and the Leases constitute all owned or leased real property, respectively, used or held for use in connection with the Business. Except as expressly set forth in this Agreement and the other Seller Agreements, Seller and CJCNA expressly disclaim any other representation and warranty of any kind or nature, express or implied, as to the condition, value or quality of the Assets and SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE ASSETS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER SELLER AGREEMENTS, THE ASSETS SHALL BE TRANSFERRED TO BUYER "AS IS" AND "WHERE IS."

     (b) (i) there are no outstanding options, contracts or rights of first refusal to purchase Seller's or any of its Subsidiaries' interest in any parcel of or interest in Real Property or any portion thereof or interest therein; (ii) to the knowledge of Seller, there are no condemnation proceedings or eminent domain proceedings of any kind pending or threatened against any parcel of or interest in the Real Property or any portion thereof; (iii) to the extent required by law, each of Seller and its Subsidiaries have all permits, including a certificate of occupancy, necessary for the use and/or operation of each parcel of or interest in the Real Property, (iv) to the knowledge of the Seller, there is no proposed change in road patterns or grades which may adversely affect access to roads providing a means of ingress or egress to or from the Real Property and (v) to Seller's knowledge, there are no special assessments pending with respect to the Real Property.

     (c) Schedule 1.1(a)(vii) contains an accurate and complete list of all Leases to which Seller or any of its Subsidiaries is a party (as lessee or lessor) and which relate to the Business. Each Lease is in full force and effect and there is no existing default under any such Lease on the part of Seller or any of its Subsidiaries.

     3.8 Intellectual Property. Except as set forth in Schedule 3.8, (a) each of Seller and its Subsidiaries are the sole and exclusive owner of all rights to the Intellectual Property, the same are fully assignable and Seller and its Subsidiaries have the right to use the same without the payment of any license, fee, royalty or similar charge, (b) there is no material claim of any other person, firm or corporation or any proceeding pending or, to Seller's best knowledge, threatened which relates to any of the Intellectual Property, (c) the Intellectual Property identified in Schedule 3.8 constitutes all intellectual property used in or necessary for the operation of the Business and the Intellectual Property does not infringe on the rights of any other person, (d) neither Seller nor any of its Subsidiaries have granted any license or sublicense with respect to any Intellectual Property, and (e) to the best knowledge of Seller, no person or entity is infringing on Seller's or any of its Subsidiaries' rights to any Intellectual Property.

     3.9 Litigation. Except as set forth in Schedule 3.9, there are no claims, actions, suits, proceedings or investigations by or before any court or governmental or other regulatory or administrative agency, instrumentality or authority pending or, to Seller's best knowledge, threatened by or against or affecting the Business. None of the items set forth on Schedule 3.9, if adversely determined against Seller or any of its Subsidiaries, are reasonably expected to have a material adverse effect on the Business after the Closing Date. There is no claim, action, proceeding or investigation pending or, to the best knowledge of Seller, threatened, nor is there outstanding any writ, order, decree or injunction that (a) calls into question Seller's or CJCNA's authority or right to enter into this Agreement or the Seller Agreements and consummate the transactions contemplated hereby or thereby, or (b) would otherwise prevent or delay the transactions contemplated by this Agreement or the Seller Agreements.

     3.10 Compliance with Applicable Law. Except as set forth in Schedule 3.10, the Seller and its Subsidiaries and the Business are complying in all respects with all applicable laws, rules, regulations, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local or foreign), except for such failure to comply which in the aggregate could not reasonably be likely to have a material adverse effect on the Business.

     3.11 Brokers and Finders. Other than fees payable by Seller to Goldman, Sachs & Co. and to Gordian Group, L.P., which fees are to be paid by Seller, neither Seller nor any of its officers, directors or employees or Subsidiaries, has incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses in connection with the sale of the Business or any transaction contemplated by this Agreement.

     3.12 Powers of Attorney. Except as set forth in Schedule 3.12, there is not currently existing any power of attorney of any type given by Seller or any of its Subsidiaries and pertaining to the Assets or the Business.

     3.13 Labor and Employment. Except as set forth in Schedule 3.13, (a) neither Seller nor any of its Subsidiaries are party to or subject to any collective bargaining or other agreement with a labor union or similar organization, contingent or otherwise and (b) there is no written employment or consulting agreement that will remain in effect after the Closing, which pertains to the Business. Except as described in Schedule 3.13, there are no controversies, labor disturbances, investigations or proceedings pending or, to Seller's best knowledge, threatened, between Seller or any of its Subsidiaries and any of their respective Employees. Seller and its Subsidiaries have complied in all material respects with all laws and regulations relating to the employment of labor, including without limitation, the Occupational Safety and Health Act, all laws and regulations relating to wages, hours, and collection and payment of social security and withholding taxes, or both, and similar taxes in respect of the Business. Except as set forth in Schedule 3.13, there is no unfair labor practice charge or complaint against Seller or the Business pending against or with the National Labor Relations Board or any other governmental agency arising out of the activities or operations of the Business. Neither Seller nor any of its Subsidiaries are liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing. To Seller's best knowledge, there are no organizational efforts presently being made or threatened by or on behalf of any labor union, with respect to the Employees. The Business has not experienced a work stoppage or other material labor disturbance within the past three years. Neither Seller nor any of its Subsidiaries have incurred any liability under the Worker Adjustment and Retraining Notification Act or similar state law.

     3.14 Employee Benefits. Except for those plans, arrangements or agreements listed on Schedule 3.14 (each a "Seller Plan"), Seller does not nor does any other organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), of which Seller or any of its Subsidiaries is a member, have any obligation, contingent or otherwise, covering any employees of the Business under any employment or consulting agreement or under any executive or employee's compensation plan, agreement or arrangement including, without limitation, any pension, retirement, profit sharing, stock option, stock purchase, bonus, savings plan, or any ERISA (as defined below) plans of Seller or any of its Subsidiaries. There are no liabilities, breaches, violations, or defaults under any Seller Plan which is an "employee benefit plan" under Section 3(3) of ERISA which would subject Buyer to any taxes, penalties or other liabilities. With respect to Employees, except as set forth in Schedule 3.14, there are no written and filed claims or grievances outstanding against Seller under any Seller Welfare Plan other than in the normal course of business.

     3.15 Asset Maintenance. Except as set forth in Schedule 3.15, the Assets have been properly maintained and are (a) in satisfactory operating condition (except for ordinary wear and tear which would not have a material adverse effect on the Assets taken as a whole) and (b) are capable of being used in the Business without present need for repair or replacement except in the ordinary course of business.

     3.16 Contracts. The Contracts include all the contracts, personal property leases, agreements, undertakings and commitments related to or constituting any of the Assets or operations of the Business. Neither Seller nor any of its Subsidiaries are in default under, nor does any event, circumstance or situation exist which, with or without the passage of time will cause a default under any material lease, contract or agreement, undertaking, commitment, judgment, order or decree of any court or any government agency or instru mentality relating to or constituting any of the Assets or the Business under which any person, firm, corporation or other entity is or may be entitled to assert any rights against any of the Assets or the Business or to terminate any such Contract.

     3.17 Environmental.

          (a) For purposes of this Section 3.17, the following definitions shall apply:

          "Environmental Claim" refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgement, letter or other communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or Releases of Hazardous Materials.

          "Environmental Laws" includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended; and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment.

          "Environmental Liabilities" means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies, and removal or remedial actions), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim.

          "Hazardous Materials" shall include (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws; (b) petroleum or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any asbestos- containing materials.

          "Release" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

          (b) Except as set forth in Schedule 3.17, (i) the operations of the Business are in compliance with Environmental Laws except where non-compliance is not reasonably likely to result in Environmental Liabilities that have a material adverse effect on the Business or Assets; (ii) there has been no reportable Release (1) at any of the properties owned or operated by the Business or, to the best knowledge of Seller, a predecessor in interest, or (2) at any disposal or treatment facility which received Hazardous Materials generated by the Business or any predecessor in interest which is reasonably likely to result in Environmental Liabilities that have a material adverse effect on the Business; (iii) no Environmental Claims have been asserted against the Business or, to the best knowledge of the Seller, any predecessor in interest, nor, to the best knowledge of the Seller, are there any threatened or pending Environmental Claims against the Business or any predecessor in interest which are reasonably likely to result in Environmental Liabilities that would have a material adverse effect on the Business, and (iv) to the best knowledge of Seller (without any special investigation or inquiries made with respect thereto), no Environmental Claims have been asserted against any disposal or treatment facility which received Hazardous Materials generated by the Business or any predecessor in interest.

     3.18 Taxes. (a) Neither Seller, any Subsidiary nor any member of a Relevant Group has failed to file any Tax Return required to be filed, which failure could result in the imposition of any Lien on or against the Assets, the Business or Buyer or in any liability to Buyer, as transferee or otherwise. All Taxes imposed on Seller, any Subsidiary or any member of a Relevant Group the non-payment of which could result in a Lien on or against the Assets, the Business or Buyer or in any liability to Buyer, as transferee or otherwise, have been or will prior to the Closing Date be paid. All deposits required to be made by Seller, any Subsidiary or any member of a Relevant Group in respect of any Tax, including, without limitation, withholding taxes, have been or will be made in a timely fashion. There are no Tax deficiencies or claims asserted against Seller, any Subsidiary or any member of a Relevant Group and there is no basis for any such deficiency or claim which could result in the imposition of any Lien on the Assets, the Business or Buyer or in any liability to Buyer, as transferee or otherwise. Neither Seller nor any Subsidiary is a party to any Tax allocation or sharing agreement or understanding that would require any payment by Buyer, any Subsidiary or any affiliate thereof after the Closing Date.

          (b) For purposes of this Agreement:

               "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

               "Relevant Group" means any combined, consolidated, affiliated, unitary or similar group of which Seller or any subsidiary of Seller is or was a member.

               "Tax" or "Taxes" means all U.S. (federal, state and local) and foreign net or gross income, gross receipts, net proceeds, estimated, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

               "Tax Returns" means any returns, reports or statements (including any information returns and estimated tax returns) required to be filed for purposes of a particular Tax.

     3.19 Accounts Payable. All accounts payable reflected in the Balance Sheet and to be reflected in the Statement of Net Working Capital have been or will have been incurred on or prior to the Closing Date in the ordinary course of business and all payment terms are consistent with past practices.

     3.20 Customers and Suppliers. Seller's relations with the 25 largest customers and suppliers of the Business are satisfactory and, to the best knowledge of Seller's executive officers, there is no reason why any such customer or supplier would cease to do business with Buyer after, or as a result of, the consummation of the transactions contemplated by this Agreement. The customer lists last provided to Buyer are true, complete and correct in all material respects.

     3.21 Assets Constituting the Business. The Assets to be transferred to Buyer pursuant to the Agreement comprise all of the assets, properties, rights and businesses employed by Seller in, or which are necessary for, the conduct of the Business and the sale of the Assets to Buyer pursuant to this Agreement will effectively convey the Business in accordance with the terms of this Agreement to Buyer, including all tangible and intangible assets and the goodwill relating thereto.

     3.22 Cost Savings Assumptions. Seller has delivered to Buyer good faith estimates of the cost savings of the combination of the Seller's and T&C's respective businesses after the Closing Date prepared jointly by Seller and T&C. All such projections and the assumptions on which such projections are based, to the extent prepared by Seller and relating to the Business, have been prepared by Seller in good faith, based upon information derived from the books and records of the Business and prepared consistently with the financial statements of the Business, as consistently prepared. Seller believes such projections and assumptions, to the extent prepared by Seller and relating to the Business, are reasonable. However, such projections and assumptions do not constitute a guarantee, representation or warranty about future performance or results of operations of the Business.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

     4.1 Corporate Organization. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2 Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and the documents to be executed and delivered by it at the Closing pursuant to Section 2.3 (collectively, the "Buyer Agreements") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Buyer Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate action or proceeding on the part of Buyer is necessary to authorize the execution and delivery by Buyer of this Agreement or the Buyer Agreements or the consummation by Buyer of the transactions contemplated hereby or there by. This Agreement has been, and the Buyer Agreements on the Closing Date will be, duly executed and delivered by Buyer and this Agreement is, and on the Closing Date each of the Buyer Agreements will be, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to applicable laws affecting creditors' rights generally and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity.

     4.3 No Violations; No Consents or Approvals Required. Neither the execution and delivery of this Agreement or the Buyer Agreements nor the consummation of the trans actions contemplated hereby or thereby will (a) conflict with or violate any provision of the Certificate of Incorporation or By-Laws of Buyer,
(b) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to Buyer or by which any of its properties or assets are bound or affected or (c) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, or result in the creation of, any security interest, lien, charge or encumbrance on any of its assets or properties pursuant to any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, permit, license, franchise agreement, lease, contract, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets is bound or affected, except, in the case of (b) and (c) above, for such conflicts, violations, breaches, defaults, terminations, cancellations and accelerations which in the aggregate will not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and the Buyer Agreements. Except for applicable requirements, if any, of the HSR Act, no notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any governmental or regulatory authority or instrumentality or any other person is required to be submitted, made or obtained by Buyer in connection with the execution, delivery or performance of this Agreement or the Buyer Agreements and the consummation of the transactions contemplated hereby or thereby.

     4.4 Brokers and Finders. Neither Buyer nor its officers, directors or employees has incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses for which Seller may be liable in connection with the purchase of the Business or any transaction contemplated by this Agreement.

     4.5 Financing. Buyer has received (a) a commitment letter from a commercial bank with respect to the provision of bank financing for Buyer, (b) a "highly confident" letter from an investment banking firm with respect to the provision of subordinated debt to Buyer, and (c) a letter from Castle Harlan Partners II, L.P. relating to a capital contribution to be made to Buyer, with respect to the provision of funds to Buyer to fund the transactions contemplated by this Agreement and the purchase of certain assets of Town & Country Corporation ("T&C") pursuant to an agreement dated as of May __, 1996 (the "T&C Agreement"), among Buyer, T&C, L. G. Balfour Company, Inc. and Gold Lance, Inc. Buyer has delivered to Seller copies of the foregoing letters.

     4.6 Litigation Affecting Buyer. There is no claim, action, proceeding or investigation pending or, to the best knowledge of Buyer, threatened, nor is there outstanding any writ, order, decree or injunction that (a) calls into question Buyer's authority or right to enter into this Agreement or the Buyer Agreements and consummate the transactions contemplated hereby or thereby, or
(b) would otherwise prevent or delay the transactions contemplated by this Agreement or the Buyer Agreements.

     4.7 Fraudulent Conveyance/Fraudulent Transfer Matters. After giving effect to any and all financing to be entered into or incurred by Buyer in connection with its consummation of the transactions contemplated hereby, Buyer will not be as of the Closing Date (a) "insolvent" nor will it become "insolvent" as a result of such transactions, (b) engaged in a business or transaction for which any property or assets remaining with Buyer would be "unreasonably little" or "unreasonably small in relation to its business" or the transaction, or (c) in a position where it "intends to incur, or believes that [it] would incur, debts that would be beyond its ability to pay as such debts mature," in each case as such quoted terms are used in Section 548 of the United States Bankruptcy Code of 1978, as amended, the Uniform Fraudulent Conveyances Act and the Uniform Fraudulent Transfer Act.

     4.8 T&C Transaction. Buyer has delivered to Seller an executed copy of the T&C Agreement.

                                    ARTICLE V

                                    COVENANTS

     5.1 Conduct of the Business Pending the Closing. Seller, for itself and on behalf of its Subsidiaries, hereby covenants that, from the date hereof to and including the Closing Date, unless Buyer shall otherwise consent (such consent not to be unreasonably withheld or delayed) or as otherwise contemplated by this
Agreement:

          (a) the Business shall be conducted and the Assets repaired and maintained only in the ordinary and usual course, in a manner consistent with past practice, including without limitation the Business' policies relating to promotions, pricing, maintenance of relations with customers and the making of capital expenditures;

          (b) Seller and its Subsidiaries shall not (i) make any commitment to make any capital expenditures after the Closing Date individually in excess of $100,000 or in the aggregate in excess of $400,000; (ii) amend or waive any rights under any of its material contracts; or (iii) enter into (1) any written employment agreement with any Employee or (2) any new employee benefit plan, program or arrangement or amend any existing employee benefit plan, program or arrangement or grant any increases in compensation to the Employees in excess of increases in compensation consistent with Seller's past practices;

          (c) Seller and its Subsidiaries shall not make any change in any material business policy of the Business;

          (d) except in the ordinary course of business consistent with past practice, Seller or any of its Subsidiaries shall not (i) dispose of any capital assets with a book value, individually or in the aggregate, in excess of $20,000 or encumber any of its capital assets or (ii) incur, or guarantee or otherwise become liable for, any indebtedness for borrowed money;

          (e) Seller and its Subsidiaries shall maintain in full force and effect all insurance policies now in effect or renewals thereof covering the Assets or the Business and the Employees;

          (f) Seller shall promptly notify Buyer of the following of which it becomes aware: (i) any breach or violation of, default or event of default under, or actual or threatened termination or cancellation of any material contract or other material instrument relating to the Business; (ii) any material loss of, damage to, or disposition of any of the Assets (other than the sale or use of inventories in the ordinary course of business); and (iii) any material claim or litigation, threatened or instituted against Seller or any of its Subsidiaries and affecting the Business;

          (g) Seller shall consult with Buyer with respect to any collective bargaining negotiations affecting the Business;

          (h) Seller or any of its Subsidiaries shall not sell, dispose of, lease, sublease, distribute, encumber or enter into any agreement, arrangement or commitment, whether oral or written, for the sale, leasing, subleasing, disposition, distribution or encumbrance of any portion of the Business (other than the sale or use of inventories in the ordinary course of business or as set forth in item (c)(i) above) or initiate or participate, through agents, representatives or otherwise, in any discussions or negotiations with, or otherwise solicit from, any corporation, business or person any proposals or offers relating to the disposition of any such portion of the Business;

          (i) Seller shall use its reasonable best efforts to preserve its relations with its and any of its Subsidiaries' customers and suppliers; and

          (j) Seller shall use its reasonable best efforts (but not requiring any additional financial expenditures or accommodations) to (i) extend, as necessary or practicable, the letter of intent with regard to the property in Chihuahua, Mexico and (ii) arrange for Pulidos de Juarez, S.A. de C.V., Seller's wholly-owned Mexican subsidiary, to enter into the lease agreement contemplated by such letter of intent in accordance with the terms thereof. Seller shall submit to Buyer any proposed material modification to the form of lease and shall not agree to any such modification unless Buyer shall have consented thereto in writing.

     5.2 Access to Information.

          (a) Prior to the Closing Date and upon reasonable notice from Buyer, Seller (i) shall give Buyer and its authorized representatives and representatives of its financing sources reasonable access, subject to such limitations or procedures as may be necessary to protect the attorney-client privilege or the work product doctrine, to all offices, warehouses, plants, stores and other facilities and to all books and records of the Business, (ii) will permit Buyer and all such persons to make such inspections as they may reasonably request provided such inspections cause no undue interruption of the operations of the Business and (iii) will cause its officers to furnish Buyer and all such persons with such financial and operating data and other information with respect to the Assets and the Business as they may from time to time reasonably request.

          (b) Prior to the Closing Date, Buyer shall hold and shall cause its employees, agents and other representatives to hold in strict confidence all documents and information concerning the Business to the extent and in accordance with the terms and con ditions of the Confidentiality Agreement dated July 21, 1995, between Castle Harlan Partners II, L.P. and Seller and the Confidentiality Agreement dated August 15, 1995, between T&C and Seller; provided, however, that Seller acknowledges that Buyer may disclose certain information regarding the Business, this Agreement and the transactions contemplated hereby to Buyer's lenders or in connection with the public or private offering of Buyer's securities to the extent appropriate under federal or state securities laws, in either case solely in connection with (i) Buyer's financing of the transactions contemplated by this Agreement and (ii) Buyer's obtaining a line of credit from Buyer's lenders.

          (c) For a period of at least six (6) years following the Closing Date, Buyer shall retain, at Buyer's sole expense, the books, records and other data of the Business transferred pursuant to Section 1.1(a). During such period, Buyer shall afford to Seller, its counsel and accountants, during normal business hours, reasonable access to such books, records and other data. Following the expiration of such 6-year period, Buyer may dispose of any such books, records and other data; provided, however, that before disposing of any such materials it shall first notify Seller and permit Seller, at its sole expense, to remove such materials.

          (d) After the Closing Date, Buyer shall, at the reasonable request of Seller, (i) provide reasonable assistance in the collection of information or documents and (ii) make Buyer's employees available when reasonably requested by Seller in connection with claims or actions brought by or against third parties based upon events or circumstances concerning Excluded Liabilities. After the Closing Date, Buyer agrees to make available to Seller for inspection and copying at Seller's expense, at reasonable times upon request therefor, any records and documents relating to the Business and the Assets which, at the time of such request, are in Buyer's possession or control. In addition, Buyer agrees to make available to Seller financial data and other information relating to the Business and the Assets and will make available such employees of the Business employed by Buyer as Seller shall from time to time reasonably request to permit Seller to prepare any tax returns and in connection with any governmental examination of tax returns relating to the Business or the Assets for the periods prior to the Closing Date. Buyer's reasonable expenses in connection therewith shall be reimbursed by Seller.

          (e) After the Closing Date, Seller agrees to make available to Buyer for inspection and copying at Buyer's expense, at reasonable times upon reasonable request therefor, any records and documents relating to the Business and the Assets retained by Seller or its agents which, at the time of such request, are in Seller's or its agents possession or control. In addition, Seller agrees to make available to Buyer financial data and other information retained by Seller relating to the Business and the Assets, and will use all reasonable efforts to make available such former employees of the Business that at the time shall be employed by Seller, as Buyer shall from time to time reasonably request, in connection with claims or actions brought by or against third parties based on events or circumstances concerning the Assets or Assumed Liabilities and to permit Buyer to prepare any tax returns and in connection with any governmental examination of tax returns relating to the Business or the Assets for periods from and after the Closing Date. Seller's reasonable expenses in connection therewith shall be reimbursed by Buyer.

          (f) Prior to the Closing and subject to the provisions of Section 5.2(b), Seller agrees to use all reasonable efforts to (1) provide existing documents, books and records concerning the Business as may be reasonably requested by Buyer in writing and (2) make its Employees available for reasonable periods of time in order to assist Buyer in its efforts to obtain the financing for the purchase of the Assets; provided, however, that the provision of such documents, books and records and the assistance provided by such Employees in Buyer's financing efforts shall not unduly interfere with the normal duties and responsibilities of such Employees to operate the business of Seller; and, provided further, that Seller, its affiliates, employees and representatives shall have no liability to Buyer, except to the extent such information is applicable to other provisions hereof or to the Seller Agreements, or others with respect to such information, it being understood and agreed that the foregoing is merely an accommodation to Buyer.

     5.3 Reasonable Best Efforts.

          (a) Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, the Seller Agreements and the Buyer

Agreements and shall use its reasonable best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

          (b) In the event Buyer or Seller, as the case may be, is unable to obtain, prior to the Closing, any consents, approvals, waivers or other authorizations to transfer to Buyer any Asset, Buyer and Seller shall cooperate with each other in order to obtain such consents, approvals, waivers or other authorizations at the earliest practicable date. In each instance where such consents, approvals, waivers or other authorizations cannot be obtained prior to the Closing, Seller shall use reasonable efforts to enter into such alternative arrangements and agreements with Buyer as may be reasonably appropriate in order to permit Buyer to realize, receive and enjoy substantially similar rights and benefits and to enable Buyer to conduct operations of the Business until the consents, approvals, waivers or other authorizations are obtained. If, after the exercise of diligent effort, any such consents, approvals, waivers or other authorizations are not obtained, Seller agrees to cooperate with Buyer in any reasonable arrangements designed to provide, to the extent reasonably practicable, for the benefit of Buyer any and all rights of Seller in and to such Asset. In connection with the foregoing, each party acknowledges that the other party shall be under no obligation to make financial accommodations (including, but not limited to, the payment of software license fees), directly or indirectly, to third parties in order to obtain such consents, approvals, waivers or other authorizations.

          (c) Seller agrees to take actions reasonably requested by Buyer prior to Closing to assist Buyer with the transition and operation of the Business after Closing in accordance with Buyer's business plan; provided, however, that no action need be taken if any incremental cost to Seller is required, except as set forth in the following sentence. With regard to the hiring of additional employees of Seller (in excess of Seller's customary hiring for such season) to assist with such transition, Buyer and Seller shall agree as to the number of employees to be hired and the timing of such hiring. All of the direct and indirect costs to Seller attributable to the hiring of such employees shall be paid by Buyer, or promptly reimbursed by Buyer to Seller, including, but not limited to those costs listed on Schedule 5.3, if the transactions contemplated hereby are consummated, otherwise, Seller and Buyer shall split such costs.

     5.4 Public Announcements. Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any national securities exchange or in connection with Buyer's financing of the transactions contemplated hereby.

     5.5 Hart-Scott-Rodino Filing. Each of the parties hereto shall use its reasonable best efforts in good faith to take or cause to be taken all such steps as shall be necessary or advisable (i) to promptly effectuate the filing of a Notification and Report Form under the HSR Act in connection with the transactions contemplated by this Agreement and (ii) to promptly take such actions as are reasonable and necessary to respond to any requests or to facilitate the approval of any federal, state, local or foreign governmental authority with jurisdiction over the enforcement of any applicable antitrust laws; provided, however, that Buyer shall not be required to agree to take or refrain from taking any action or to enter into any agreement that in Buyer's sole judgment could be detrimental to the Business or Buyer's business plan in any material respect.

     5.6 Mexican Subsidiary. Two shares of the capital stock of Pulidos de Juarez, S.A. de C.V. are held of record by each of four employees of Seller. At the Closing, Seller covenants to cause these eight shares to be transferred to nominees selected by Buyer at no additional cost to Buyer or to Buyer's nominees.

     5.7 Post Closing Confidentiality. After the Closing, Seller agrees to maintain the confidentiality of all confidential or proprietary information of the Business and agrees not to disclose any confidential or proprietary information related to the Business except to the extent that the information becomes generally available to the public other than as a result of a disclosure by Seller or to the extent that disclosure of any portion thereof is required by law or determined to be necessary to comply with any legal or regulatory order, regulation or requirement; provided, however, that Seller shall first notify Buyer of any such disclosure and, if Buyer desires, shall cooperate with Buyer to seek approval to prevent or limit such disclosure. In addition, neither Seller nor any entities affiliated with it shall approach any employee of Buyer in order to solicit such employee to work for Seller, its affiliates or its successors.

     5.8 Environmental Assessment. As a condition precedent to the Buyer's obligation to purchase the Assets, the Buyer shall have the right to conduct a Phase I environmental site assessment (the "ESA") of the Real Property. The ESA shall satisfy the requirements of 42 U.S.C. 9601(35)B and shall be conducted in accordance with the standards promulgated by The American Society for Testing and Materials at Buyer's sole cost and expense within forty-five (45) days from the execution of this Agreement. Buyer will provide Seller with a copy of the ESA within three (3) business days of receipt by Buyer from the consulting firm conducting the ESA. If the ESA reveals the presence of Hazardous Materials reasonably likely to result in Environmental Liabilities which could have a material adverse effect on the Business, Buyer may notify the Seller in writing within ten (10) days of receipt of the ESA and the parties shall have seven (7) days to discuss a resolution thereto (the "Consultation Period"). If the parties cannot reach an acceptable resolution thereto upon the expiration of the Consultation Period, either party may terminate this Agreement as set forth in Section 8.1(b). If Buyer fails to object to such presence of Hazardous Materials specifically disclosed in the ESA within ten (10) days of receiving the ESA, Buyer shall waive any and all rights it may have to object to such presence only to the extent specifically disclosed in the ESA, and Seller shall have no liability to Buyer or indemnification obligations with respect to the presence or the effects of such specifically disclosed Hazardous Materials under
Section 9.2 hereof or otherwise.

     5.9 Update of Schedules. (a) At any time at least fifteen (15) days prior to the scheduled Closing Date agreed to by the parties but in no event later than July 16, 1996, Seller shall have the right (and the obligation) to update or amend in any respect its disclosure of any matter set forth or permitted to be set forth in the Schedules hereto, including the addition of new Schedules hereto, to the extent that such matter (i) was unknown to any officer of Seller on the date hereof after reasonable due diligence with respect thereto or (ii) arises subsequent to the date hereof, which fact (in the case of either (i) or (ii) shall be certified by an executive officer of Seller. Thereafter, Buyer shall review the updated or amended Schedules, after which, on or at any time prior to the fifth (5th) day prior to the scheduled Closing Date, Buyer shall either accept such Schedules or shall deliver to Seller in writing its reasonable, good faith estimate of the cumulative adverse effects on the Business or Assets of all matters disclosed on such Schedules when compared to the initial Schedules delivered to Buyer on the date hereof (the "Economic Impact"). The parties shall cooperate in good faith to provide all information necessary to calculate and agree to the value of the Economic Impact.

     (b) If the agreed value of the Economic Impact is greater than $500,000 or if the parties cannot agree on the value of the Economic Impact but both parties agree that such value is in excess of $500,000, Seller shall not have met the condition to closing in Section 7.3(c) hereof and Buyer shall have the right either (i) to terminate this Agreement pursuant to Section 8.1(d) hereof, or
(ii) to consummate the transactions contemplated by this Agreement, in which event the cash portion of the Purchase Price payable at the Closing shall be reduced, at Seller's election, by either (x) $500,000 or (y) $400,000; provided, that in the case of clause (y), the $100,000 indemnification basket set forth in the final sentence of Section 9.4 (the "Basket") shall be permanently reduced to zero for the duration of this Agreement; provided, further, that in either case
(x) or (y), without further claims against Seller for such amount of the Economic Impact in excess of $500,000 (if any).

     (c) If the agreed value of the Economic Impact is equal to or less than $500,000 or if the parties cannot agree on the value of the Economic Impact but both parties agree that such value is equal to or less than $500,000, the parties shall consummate the transactions contemplated by this Agreement, but the cash portion of the Purchase Price payable at the Closing shall be reduced, at Seller's election, by either (x) the amount of the Economic Impact, or (y) the amount of the Economic Impact less $100,000; provided, that in the case of clause (y), the Basket shall be permanently reduced to zero if the Economic Impact is greater than $100,000 or by the amount of the Economic Impact if it is less than $100,000 for the duration of this Agreement; provided further that in either case (x) or (y), without further claims against Seller for such amount of the Economic Impact.

     (d) If the parties cannot agree on the value of the Economic Impact and the Buyer's value of the Economic Impact is greater than $500,000 and Seller's value is less than $500,000, Buyer shall have the right to either (1) terminate this Agreement pursuant to Section 8.1(d) with neither party having any liability to the other due to such termination, or (ii) require Seller to close the transactions contemplated by this Agreement, in which event the cash portion of the Purchase Price payable at Closing shall be reduced, at Seller's election, by either (x) $500,000 or (y) $400,000; provided that in the case of clause (y), the Basket shall be permanently reduced to zero for the duration of the Agreement; provided further that in either case (x) or (y), without further claims against Seller for such amount of the Economic Impact.

     (e) If the parties cannot agree as to the value of the Economic Impact and the transactions contemplated hereby close pursuant to Section 5.9(c) or (d) above, Seller and Buyer shall submit such dispute to two nationally recognized accounting firms (one chosen by each of the parties), which firms' agreement as to the value of the Economic Impact shall be final and binding on the parties. If such two firms cannot agree as to such value, such firms shall designate a third nationally recognized accounting firm whose decision as to such value shall be final and binding on the parties. Seller and Buyer shall pay the fees and expenses of the third accounting firm, which fees and expenses shall be shared between Seller and Buyer as follows: each party shall pay such portion of the fees and expenses equal to the proportion determined by (1) a numerator equal to the positive difference between such party's submitted amount and the third accounting firm's determined amount and (2) a denominator equal to the sum of such positive difference for both parties. Otherwise, Buyer and Seller shall each pay its own costs incurred in connection with this Section 1.5, including the fees and expenses of their respective accountants, if any. If the value of the Economic Impact determined as set forth above is less than Buyer's value of the Economic Impact in the case of Section 5.9(c) or less than $500,000 in the case of Section 5.9(d), Buyer shall pay such difference to Seller promptly after such determination. If the determined value of the Economic Impact is greater than Buyer's value of the Economic Impact in the case of Section 5.9(c), Seller shall pay such difference to Buyer promptly after such determination; provided, however, that in no event shall Seller pay an amount such that such difference plus Buyer's value of the Economic Impact is greater than $500,000. If the determined value of the Economic Impact is greater than $500,000 in the case of
Section 5.9(d), no payment shall be made by either party on the amount in excess of $500,000 other than the payment of the accountant's fees as specified above.

     (f) The parties acknowledge that an update, amendment or addition to the Schedules may contain information relating to provisions of this Agreement that are currently not the subject of exceptions or other disclosures set forth in the Schedules or otherwise provided to Buyer and that such updates, amendments or additions shall not evidence or constitute a breach of any representation or warranty of Seller. Upon Closing, the affected provisions of this Agreement shall be deemed to be modified by the updated, amended and additional information contained in the revised Schedules.

     5.10 Taxes.Seller covenants that neither Buyer nor any Subsidiary shall have any liability for any Tax imposed on or with respect to any Subsidiary that is attributable to the Pre-Closing Tax Period. Buyer covenants that Seller shall have no liability for any Tax imposed on Buyer or the Subsidiaries that is attributable to taxable periods beginning after the Closing Date or any portion of any taxable period that includes a period after (but does not begin on) the Closing Date. Seller and Buyer agree that for any taxable period included in the Pre-Closing Tax Period that begins, but does not end on, the Closing Date, Taxes shall be allocated to the Pre-Closing Tax Period (i) in the case of Taxes based on the passage of time (e.g., property taxes), on a per-day pro-rata basis and
(ii) in the case of any other Taxes, on an interim closing basis.

     5.11 Audited Financials. As soon as reasonably practicable but in no event later than May 24, 1996, Seller shall deliver to Buyer the audited balance sheet data and audited related income statement data of the Business for the three fiscal year periods ended August 31, 1993, August 27, 1994 and August 26, 1995 and the accountants' review of the balance sheet data and income statement data for the two fiscal years ended August 31, 1991 and 1992 and for the six months ended February 24, 1996, which upon such delivery, shall be included in the term "Financial Statements" as defined in Section 3.4(b) above. The cost of such audit and review shall be borne by Seller; provided, however that upon consummation of the transactions contemplated by this Agreement, Buyer shall, upon receipt of written evidence thereof, promptly reimburse Seller for the incremental costs associated with such audit and review by such accountants to the extent attributable to the additional procedures required to be performed by such accountants to perform the audit and review over and above their prior review of Seller's financial statements for such years. The good faith estimate of Adjusted Working Capital to be delivered prior to Closing pursuant to Section 1.4, shall be prepared in conformity with generally accepted accounting principles for those general ledger accounts specified on Schedule 1.4, except for the valuation of inventory which shall be as specified on Schedule 1.4(a).

     5.12 Noncompetition. (a) Neither Seller nor any entity affiliated (within the meaning of the Securities Act) with Seller shall, for a period of five years commencing on the Closing Date and ending on the fifth anniversary thereof, directly or indirectly:

               (i) engage, directly or indirectly, in any managerial, administrative, advisory, operational or sales activities in a Restricted Business anywhere in the Restricted Area; or

               (ii) organize, establish, operate, own, manage, control or have a direct or indirect investment or ownership interest in a Restricted Business or in any corporation, partnership (limited or general), limited liability company, enterprise or other business entity that engages in a Restricted Business anywhere in the Restricted Area.

          (b) Nothing contained in this Section 5.12 shall prohibit or otherwise restrict Seller or any entity affiliated with it from acquiring or owning, directly or indirectly, for investment or other legitimate business purposes not intended to circumvent this Agreement, securities of any entity engaged, directly or indirectly, in a Restricted Business if either (i) such entity is a public entity and such member (A) is not a controlling person of, or a member of a group that controls, such entity and (B) owns, directly or indirectly, no more than five percent (5%) of any class of equity securities of such entity or (ii) such entity is not a public entity and no affiliate of Seller (A) is a controlling person of, or a member of a group that controls, such entity and (B) owns, directly and indirectly, no more than ten percent (10%) of any class of equity securities of such entity.

          (c) For purposes of this Section 5.12:

               (i) "Restricted Business" means engaging in the manufacture and sale of class rings.

               (ii) "Restricted Area" means the United States.

          (d) The parties hereto acknowledge that the covenants and restrictions contained in this Section 5.12 are reasonable. The parties agree that the Buyer shall have the right and remedy to have this Section 5.12 specifically enforced, it being agreed that any breach or threatened breach of this Section 5.12 would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

     5.13 T&C Agreement. Buyer shall promptly notify Seller in writing of any proposed amendment, waiver or other modification of the T&C Agreement or any proposed action to be taken by Buyer or any other party to the T&C Agreement that could reasonably be likely to cause a delay in the Closing beyond July 31, 1996, or otherwise affect Buyer's ability to close the transactions contemplated hereby in accordance with the terms hereof by such date, including, but not limited to, Buyer's decision to delay the Closing Date pursuant to Section 5.10 of the T&C Agreement (any such amendment, waiver, modification or action, being a "Proposal"). Seller shall have the right, but not the obligation to terminate this Agreement if (i) Seller objects to such Proposal in writing to Buyer within 10 business days of Seller's receipt of Buyer's notice of such Proposal, stating Seller's reason(s) for such objection, and (ii) such Proposal is effected despite Seller's objection and Buyer shall notify Seller in writing of such Proposal being effected. Seller may exercise this termination right by providing written notice to Buyer no later than 10 business days after Seller is notified of the Proposal being effected, assuming Seller had previously objected to such Proposal.

                                   ARTICLE VI

                       PERSONNEL, EMPLOYMENT ARRANGEMENTS
                              AND EMPLOYEE BENEFITS

     6.1 Personnel. Effective as of the Closing, Buyer shall offer employment to
(a) substantially all active Employees (including those on short-term disability, temporary leave and temporary lay-off, but excluding Employees hired on a temporary basis) engaged in plant operations at the plants of the Business as of the Closing, provided that Employees on short-term disability, temporary leave and temporary lay-off shall be offered employment in their same status, and (b) substantially all non-plant staff Employees and corporate staff Employees, in each case at compensation and benefit levels substantially equivalent to their present levels. Such offers shall be outstanding for at least ten days. Employees who accept offers of employment made by Buyer pursuant to this Section 6.1 shall be referred to herein after as the "Transferred Employees." The term "Transferred Employees" shall not include any former employees of Seller who are hired pursuant to an offer made after the expiration of the offer made by Buyer under this Section 6.1. Seller shall assist Buyer in effecting the change of employment of the Transferred Employees as of the Closing in an orderly fashion.

     6.2 401(k) Plan.

          (a) The Transferred Employees shall be eligible to commence participation in a defined contribution plan established and maintained by Buyer (the "Buyer's 401(k) Plan") which shall be effective no later than 60 days after the Closing Date and which is intended to be qualified under Sections 401(a) and 401(k) of the Code, such eligibility to be effective immediately upon the effective date of Buyer's 401(k) Plan.

          (b) Seller shall cause Transferred Employees who are participants in Seller's 401(k) Plan to be fully vested as of the Closing Date. As of the Closing Date, Seller's 401(k) Plan shall be liable for payment of such account balances in accordance with the terms of Seller's 401(k) Plan.

          (c) Buyer shall cause each Transferred Employee to be given full credit for service with Seller (as defined in Seller's 401(k) Plan) for purposes of eligibility and vesting in Buyer's 401(k) Plan.

     6.3 Other Seller Welfare Benefit Plans.

          (a) As of the Closing Date, (i) all Transferred Employees and their dependents that participate in any other "employee welfare benefit plan" (as defined by Section 3(1) of the Employee Retirement Income Securities Act of 1974, as amended ("ERISA")) that is maintained by Seller (collectively the "Seller Welfare Plans") shall cease to do so and (ii) Buyer shall take such actions as are necessary so that such Transferred Employees and dependents shall commence participation in any "employee welfare benefit plan (as defined by Section 3(1) of ERISA) maintained by Buyer for individuals employed by Buyer immediately prior to the Closing Date (the "Buyer Welfare Plan").

          (b) The Seller Welfare Plans shall not be liable for payment of claims incurred by eligible Transferred Employees, except as otherwise provided by this
Section 6.3. The Seller Welfare Plans shall be liable for the payment of benefits to eligible Transferred Employees and their eligible dependents for expenses incurred under the Seller Welfare Plans prior to the Closing Date.

          (c) The Buyer Welfare Plan or Plans which provide medical, health and dental care benefits to Transferred Employees (the "Buyer Medical Plans") shall waive any coverage waiting period, pre-existing condition and actively-at-work requirements, and shall provide that any expenses incurred before the Closing Date by a Transferred Employee (and his or her dependents) during the calendar year of the Closing shall be taken into account for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions, and applicable annual and/or lifetime maximum benefit limitation of the Buyer Medical Plans. The Buyer's Medical Plans shall require employee contributions at a rate that does not exceed the rate in effect for other individuals employed by Buyer.

          (d) The Buyer Welfare Plans shall be liable for the payment of claims of eligible Transferred Employees and their eligible dependents for expenses incurred under the Buyer Welfare Plans on or after the Closing Date, notwithstanding the fact that any such expense may be related to another expense which was paid or is eligible for payment under the terms of any of the Seller Welfare Plans or was related to any treatment for any condition diagnosed or existing prior to the Closing Date.

     6.4 Vacation. With respect to Transferred Employees, Buyer shall continue to apply the vacation policy of the Business that is in effect the day before the Closing Date ("Vacation Policy") for at least the remainder of the calendar year in which the Closing occurs, so that each Transferred Employee shall be entitled to use any vacation time or receive any vacation pay to which he or she would otherwise be entitled for that calendar year under the Vacation Policy. The Vacation Policy is set forth in Schedule 6.4.

     6.5 Payroll Issues. At the request of Seller made any time after Closing, Buyer shall, in a timely manner, provide Seller with the information in Buyer's possession that Seller deems necessary for Seller to complete any Internal Revenue Service filing, including IRS W-2 Forms and insurance premium reports, with respect to each individual whose employment with the Business terminated prior to the Closing Date.

     6.6 Workers Adjustment and Retraining Notification Act. Buyer shall defend, indemnify and hold Seller harmless from and against any claims or liabilities in connection with the Workers Adjustment and Retraining Notification Act (29 U.S.C. Sections 2101, et seq.) ("WARN Act") or any comparable state law resulting from decisions made, or actions taken, by Buyer after the Closing Date. Seller shall defend, indemnify and hold Buyer harmless from and against any claims or liabilities in connection with the WARN Act or any comparable state law resulting from decisions made, or actions taken, by Seller in connection with Seller's Bridal Division.

     6.7 Cooperation of the Parties. Subject to the proviso in the first sentence of Section 5.5 above, Seller and Buyer agree to cooperate fully with respect to each of the filings and calculations necessary to effect the transactions contemplated by this Article VI and in obtaining any governmental approvals required hereunder.

     6.8 Employee Rights. Nothing herein expressed or implied shall confer upon any employee of Seller, any Transferred Employee, any other employee or any legal representative thereof any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

     6.9 Employment Agreements. On the Closing Date, Buyer shall offer to enter into employment agreements with each of the executives of Seller listed on
Schedule 6.9 with such agreements to be substantially similar to those currently in place between Seller and such executives, or as otherwise may be agreed between Buyer and such executives. On the Closing Date, Seller and each of such executives accepting such offer to employment by Buyer shall terminate the applicable employment agreements with Seller.

     6.10 Limitations. Nothing contained in Sections 6.2 and 6.3 is intended to confer any rights to any third party nor limit the ability of Buyer to amend or terminate any employee benefit plan after the Closing Date.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

     7.1 General Conditions. The obligations of each party hereto to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated hereby.

          (b) Any waiting period applicable to the transactions contemplated hereby pursuant to the HSR Act shall have expired or been terminated without any conditions being imposed on Buyer to which Buyer objects and that would otherwise allow Buyer to terminate this Agreement pursuant to Section 8.1(g).

     7.2 Conditions to Obligations of Seller. The obligations of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Buyer shall have performed its obligations required under this Agreement to be performed by it at or prior to the Closing and the representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that a different time is specifically stated in such representations and warranties), and Buyer shall have delivered to Seller on the Closing Date a certificate of an authorized officer of Buyer, dated the Closing Date, to such effect.

          (b) Seller shall have received the amounts referred to in Section 2.3(a) and the documents referred to in Section 2.3.

          (c) All necessary approvals, consents or orders of all administrative agencies or government authorities which have jurisdiction over Buyer or the Business to the assignment of the Assets shall have been obtained upon terms and conditions reasonably satisfactory to Seller.

     7.3 Conditions to Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Seller shall have performed its obligations required under this Agreement to be performed by it at or prior to the Closing and the representations and warranties of Seller contained in this Agreement, to the extent timely updated pursuant to Section 5.9, shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that a different time is specifically stated in such representations and warranties), and Seller shall have delivered to Buyer on the Closing Date a certificate of an authorized officer of Seller, dated the Closing Date, to such effect.

          (b) Buyer shall have received the documents referred to in Section
2.2.

          (c) There shall not have occurred a material adverse change in the Business since the date of this Agreement, including any changes in any updated, amended, or additional Schedules pursuant to Section 5.9; provided, however, that for purposes of this clause (c), a material adverse change shall not have occurred unless there is an adverse change in the Assets or the Business, in the aggregate, of more than $500,000.

          (d) All necessary approvals, consents or orders of all administrative agencies or government authorities which have jurisdiction over Seller or the Business to the assignment of the Assets shall have been obtained upon terms and conditions reasonably satisfactory to Buyer.

          (e) All conditions to the availability of the financing contemplated by the letters referenced in Section 4.5 shall have been met and such financing shall be available; provided, however, that Buyer may rely on this condition to Closing only if it has used its reasonably diligent efforts to obtain the financing contemplated by such letters and subject to the terms and conditions set forth therein; provided, however, that such reasonably diligent efforts shall not require Buyer to increase its equity investment in the transactions contemplated hereby to more than $35 million, to issue more than a nominal amount of the equity of Buyer to investment bankers, banks or investors in connection with such financing, or to agree to any other provisions which Buyer, in its sole judgment, believes could be detrimental to its business plan or to the investment of its stockholders in Buyer in any material respect.

          (f) The closing of Buyer's transactions pursuant to the T&C Agreement, or pursuant to substantially the same terms as set forth in such agreement, shall occur simultaneously with the Closing hereunder.

                                  ARTICLE VIII

                                   TERMINATION

     8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

          (a) By mutual consent of Buyer and Seller;

          (b) by either Seller or Buyer, by notice to the other, pursuant to
Section 5.8 above or if the Closing shall not have occurred on or prior to July 31, 1996;

          (c) by Seller or by Buyer, by notice to the other, if on the date scheduled for Closing any order shall have been entered restraining or prohibiting consummation of the transactions contemplated hereby;

          (d) by Buyer, without affecting any of its other rights hereunder at any time after the Closing Date, if it is prepared to tender full performance of its obligations hereunder on the Closing Date and any one or more of the conditions precedent to its obligations herein shall not have been fulfilled or waived; provided, however, that if Buyer terminates this Agreement pursuant to
Section 5.9, neither party shall have any liability for breaches of this Agreement to the other due to such termination other than as set forth specifically in Section 5.9.

          (e) by Seller, without affecting any of its other rights hereunder at any time after the Closing Date, if it is prepared to tender full performance of its obligations hereunder on the Closing Date and any one or more of the conditions precedent to its obligations herein shall not have been fulfilled or waived;

          (f) by either Seller or Buyer if Buyer (in the case of Seller) or Seller (in the case of Buyer) fails to comply with any of its covenants or agreements contained herein, or breaches any of its representations contained herein, and such default or breach (i) cannot reasonably be expected to be cured prior to the Closing, (ii) has not been waived by the relevant party and (iii) would give Seller or Buyer, as the case may be, the right not to consummate the transactions contemplated by this Agreement pursuant to Section 8.1;

          (g) by Buyer if in order to obtain the approval or clearance of any governmental authority under the HSR Act, Buyer would be required to agree to take or refrain from taking any action or enter into any agreement that in Buyer's sole judgment could be detrimental to the Business or to Buyer's business plan in any material respect; or

          (h) by Seller pursuant to the terms of Section 5.13.

     8.2 Notice of Termination. Written notice of any termination under any clause other than Section 8.1(a), stating the grounds therefor, shall be given by the party entitled to give such notice.

     8.3 Effect of Termination. Except for Sections 5.2(b) and 10.1 and except as set forth in Section 8.1(d) above for liability for breaches of this Agreement, upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void.

                                   ARTICLE IX

                           SURVIVAL OF REPRESENTATIONS
                         AND WARRANTIES; INDEMNIFICATION

     9.1 Survival. The representations and warranties of Seller and Buyer herein and in the documents and instruments to be delivered by Seller as contemplated hereby shall survive the Closing until December 31, 1996. The covenants and agreements of the parties herein and in the other documents and instruments contemplated hereby shall survive the Closing and shall continue in full force and effect forever except as otherwise limited by their terms.

     9.2 Indemnification by Seller. Seller hereby agrees to indemnify, save and hold harmless Buyer, its successors and permitted assigns and all of its officers, directors, stockholders, agents and employees from and against any and all damages, liabilities, losses, claims, deficiencies, penalties, interest, expenses, fines, assessments, charges or costs, including reasonable attorney's fees and expenses and costs of investigation (collectively, the "Damages") arising from (a) the Excluded Liabilities, (b) the breach of any covenant or agreement of Seller contained herein and (c) any inaccuracy or breach of any representation or warranty of Seller under this Agreement subject to the limitations of Sections 5.8 and 9.1; provided, however that the indemnification in clause (c) shall be limited to the Escrow Amount.

     9.3 Indemnification by Buyer. Buyer hereby agrees to indemnify, save and hold harmless Seller, its successors and permitted assigns and all of its officers, directors, shareholders, agents and employees from and against any Damages arising from (a) the Assumed Liabilities, (b) the breach of any covenant or agreement of Buyer contained herein, and (c) any inaccuracy or breach of any representation or warranty of Buyer under this Agreement.

     9.4 Limitation of Liability. For purposes of this Article IX, all Damages shall be computed net of (a) any insurance proceeds actually received from insurance for the event or occurrence giving rise to the Damages, and (b) any amounts actually received, from any third parties based on claims related to the event or occurrence giving rise to the Damages that the indemnified party has against such third parties which reduce the Damages that would otherwise be sustained; provided, however, that, in all cases, the timing of the receipt or realization of insurance proceeds or recoveries from third parties, the amount of increased costs of insurance arising from the payment or collection of such insurance proceeds, and the costs of collection shall be taken into account in determining the amount of reduction of Damages. If any indemnifying party pays to the indemnified party any Damages under this Article IX and the indemnified party subsequently recovers from some other person any sum in respect of any matter giving rise to the relevant claim, the indemnified party shall repay to the indemnifying party the lesser of (a) the amount paid by the indemnifying party to the indemnified party and (b) the sum recovered from such other person. No indemnified party hereunder shall be entitled to seek indemnification from an indemnifying party until and unless the aggregate of all claims for indemnification by the indemnified party exceeds $100,000 and then the indemnifying party shall only be liable for the excess over such amount; provided, however, that in the case of Seller, the $100,000 basket referred to herein is subject to reduction as set forth in Section 5.9.

     9.5 Notice and Right to Defend. Each party hereto agrees to give prompt notice to the other of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder, provided that the failure to give such notice to the indemnifying party shall not relieve the indemnifying party of any liability that it may have to an indemnified party except to the extent that the indemnifying party shall have been materially prejudiced in its ability to defend the claim, suit, action or proceeding for which such indemnity is sought by reason of such failure. The indemnifying party shall have the right to assume the defense of any third-party claim, suit, action or proceeding in respect of which indemnity hereunder is sought by giving prompt notice to the indemnified party. In the event that the indemnifying party elects to assume the defense of such claim, suit, action or proceeding, the indemnifying party shall promptly retain counsel reasonably satisfactory to the indemnified party. The indemnified party shall have the right to employ its own counsel in any such claim, suit, action or proceeding, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless (i) the employment of such counsel shall have been authorized by the indemnifying party, (ii) the indemnifying party shall not have promptly retained counsel reasonably satisfactory to the indemnified party to take charge of the defense of such claim, suit, action or proceeding, (iii) the indemnified party shall have concluded that there may be one or more legal defenses available to it which are unavailable to the indemnifying party or which are in conflict with the position of the indemnifying party or (iv) the resolution of the matter being contested may, in the reasonable judgment of the indemnified party have a material adverse effect on the indemnified party's business, in any of which events, such fees and expenses shall be borne by the indemnifying party. If an indemnifying party elects to assume the defense of any such claim, suit, action or proceeding, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's written consent if such compromise or settlement involves anything other than the payment of monetary damages, and (b) the indemnifying party shall have no liability for any settlement or compromise by the indemnified party with any third party relating to any such claim, suit, action or proceeding effected without, to the extent and only to the extent such settlement involves any monetary damages, the prior written consent of the indemnifying party. Notwithstanding the foregoing, if an indemnified party determines that there is a reasonable possibility that any such claim, suit, action or proceeding may have an adverse effect on the indemnified party's business or the business of any of its subsidiaries or affiliates, such indemnified party may, by written notice to the indemnifying party assume the exclusive right to defend such claim, suit, action or proceeding with counsel reasonably acceptable to the indemnifying party; provided, however, that no compromise or settlement may be effected by the indemnified party without the indemnifying party's written consent to the extent and only to the extent such compromise or settlement involves monetary damages.

          If the indemnifying party fails to give written notice to the indemnified party of its election to assume the defense of any claim, suit, action or proceeding for which it is called upon to indemnify an indemnified party pursuant to this Article IX within thirty (30) days after the indemnified party gives notice to the indemnifying party of the commencement of such claim, suit, action or proceeding, the indemnifying party shall be bound by any determination made in any such claim, suit, action or proceeding or compromise or settlement thereof effected by the indemnified party.

     9.6 Remedies Exclusive. The remedies provided in this Article IX shall be the sole and exclusive remedy and shall preclude assertion by an indemnified party of any other rights or the seeking of any and all other remedies against an indemnifying party for claims based on any breach of any representation or warranty contained in this Agreement.

                                    ARTICLE X

                                  MISCELLANEOUS

     10.1 Expenses, Taxes. Except as otherwise provided in Section 1.8 , each party shall pay all fees and expenses incurred by it in connection with this Agreement and the consummation of the transactions contemplated hereby (other than any excise, sales, use or transfer taxes or any other such taxes which are payable or arise as a result of execution of this Agreement or the transfer of Assets to Buyer pursuant to this Agreement, which shall be paid by Buyer).

     10.2 Further Assurances. From time to time after the Closing and without further consideration, Seller, upon the request of Buyer and at Buyer's expense, shall, subject to applicable law, execute and deliver such documents and instruments of conveyance and transfer as Buyer may reasonably request in order to consummate more effectively the purchase and sale of the Assets as contemplated hereby and to vest in Buyer title to the Assets transferred hereunder.

     10.3 Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by facsimile transmission or upon receipt after dispatch by registered or certified mail, postage prepaid, or overnight courier services, addressed, as follows:

          If to Seller to:

               CJC Holdings, Inc.
               7211 Circle S Road
               Austin, Texas  78745
               Attention:  Mr. Jeffrey H. Brennan
               Telephone: (512) 440-2286
               Telecopy: (512) 443-5213

          with a required copy to:

               Mr. Thomas D. Manford III
               Bracewell & Patterson, L.L.P.
               711 Louisiana, Suite 2900
               Houston, Texas  77002-2781
               Telephone: (713) 221-1303
               Telecopy: (713) 221-1212

          If to Buyer to:

               Mr. David B. Pittaway
               Castle Harlan, Inc.
               150 East 58th Street
               New York, New York 10155
               Telephone: (212) 644-8600
               Telecopy: (212) 207-8042

          with a required copy to:

               Ms. Janet C. Walden
               Schulte Roth & Zabel
               900 Third Avenue
               New York, New York 10022
               Telephone: (212) 756-2495
               Telecopy: (212) 593-5955

or such other address as the person to whom notice is to be given has furnished in writing to the other party. A notice of change in address shall not be deemed to have been given until received by the addressee.

     10.4 Headings; Interpretation. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Unless otherwise specified, references in this Agreement to Sections, Articles and Schedules are to Sections and Articles of, and Schedules to, this Agreement.

     10.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     10.6 Assignability. Neither party shall assign this Agreement in whole or in part without the prior written consent of the other party; provided, however, that Buyer may assign its rights and obligations hereunder with the respect to the ABC Contract to a wholly-owned subsidiary of Buyer and after the Closing Seller may assign its rights and obligations hereunder to a trustee in charge of the liquidation of Seller. Any assignment made or attempted in violation of this
Section 10.6 shall be void and of no effect.

     10.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.8 Entire Agreement. This Agreement (including the documents and instruments referred to herein) (a) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties and (b) other than as provided in Sections 9.2 or 9.3, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     10.9 Severability. In the event that any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

     10.10 Bulk Sales Laws. The parties hereby waive compliance with the Bulk Sales Laws of any state or territory in which the Assets are located or in which operations relating to the Business are conducted. Seller shall defend, indemnify and hold Buyer harmless from any liability, damage, cost or expense relating to such non-compliance.

     10.11 Amendment. This Agreement may be amended by the parties at any time but only by an instrument in writing signed by the parties hereto.

     10.12 Waiver. Either party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other party with any of the agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of the other party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officer, all as of the day and year first above written.


                                       CJC HOLDINGS, INC.



                                       By: /s/ Jeffrey H. Brennan
                                           -----------------------------
                                       Name:  Jeffrey H. Brennan
                                             ---------------------------
                                       Title: President
                                             ---------------------------


                                       CJC NORTH AMERICA, INC.



                                       By: /s/ Jeffrey H. Brennan
                                           -----------------------------
                                       Name:  Jeffrey H. Brennan
                                             ---------------------------
                                       Title: Vice President
                                             ---------------------------


                                       CLASS RINGS, INC.



                                       By: /s/ David B. Pittaway
                                           -----------------------------
                                       Name:  David B. Pittaway
                                             ---------------------------
                                       Title: President
                                             ---------------------------

                               DISCLOSURE SCHEDULE


General Comments to Disclosure Schedule

The inclusion of a matter herein is not an admission by and does not reflect a judgment on the part of Seller or its officers or directors that such matter is necessarily material to the Business or that it does or may have a material adverse effect on the Business, except to the extent that a disclosure is in response to a specific test of such materiality.


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